UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Plymouth Industrial REIT, Inc.

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Plymouth Industrial REIT, Inc.
20 Custom House Street, 11th Floor
Boston, Massachusetts 02110

April 30, 2025

Dear Stockholder:

On behalf of the Board of Directors, you are cordially invited to attend the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Plymouth Industrial REIT, Inc. (the “Company”). The Annual Meeting will be held beginning at 12:00 p.m., Eastern Time on Thursday, June 12, 2025, at the principal offices of the Company, located at 20 Custom House Street, 11th Floor, Boston, Massachusetts 02110. During the Annual Meeting, stockholders will have the opportunity to vote on each item of business described in the enclosed Notice of the Annual Meeting and accompanying Proxy Statement.

The Notice and Proxy Statement provides detailed information concerning the matters to be acted upon at the Annual Meeting. We urge you to review this Proxy Statement and each of the proposals carefully. It is important that your views be represented at the Annual Meeting regardless of the number of shares of common stock you own or whether you are able to attend the Annual Meeting in person.

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we are making available to our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of the Proxy Statement. The Notice of Internet Availability of Proxy Materials contains instructions on how stockholders can access the proxy documents over the internet as well as how stockholders can receive a paper copy of our proxy materials, including the Proxy Statement, the 2024 Annual Report to Stockholders and a form of proxy card.

Regardless of whether you are able to attend the Annual Meeting, it is important that your views be represented. I urge you to submit your proxy as soon as possible to assure your representation at the Annual Meeting. For your convenience, you can submit your proxy and voting instructions in any one of the following ways:

•	Via the Internet. You may submit your proxy and voting instructions via the internet by following the instructions on your proxy card.
•	By Telephone. You may submit your proxy card and voting instructions by calling the toll-free number found on your proxy card.
•	By Mail. You may submit your proxy and voting instructions by completing, dating and signing the enclosed proxy card and returning it promptly in the envelope provided.

If you decide to attend the Annual Meeting, you may revoke your proxy at that time and vote your shares at such meeting.

On behalf of our Board of Directors, I would like to express our appreciation for your continued interest in Plymouth Industrial REIT, Inc.

Sincerely,

Jeffrey E. Witherell Chairman of the Board and Chief Executive Officer

Plymouth Industrial REIT, Inc.
20 Custom House Street, 11th Floor
Boston, Massachusetts 02110

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To be Held June 12, 2025

To Our Stockholders:

Notice is hereby given that the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Plymouth Industrial REIT, Inc. will be held at our principal executive offices, located at 20 Custom House Street, 11th Floor, Boston, Massachusetts 02110, on Thursday, June 12, 2025, at 12:00 p.m., Eastern Time. At the Annual Meeting, stockholders will be invited to consider and vote upon the following matters:

1.	Election of eight director nominees, who are named in the accompanying Proxy Statement, each to serve until the 2026 annual meeting of stockholders or until their successors are duly elected and qualifies;
2.	Advisory, non-binding vote on the compensation of our named executive officers;
3.	Advisory, non-binding vote on the frequency of future votes on the compensation of our named executive officers;
4.	Approval of the Fourth Amended and Restated 2014 Incentive Award Plan;
5.	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and
6.	Any other matter that properly comes before the Annual Meeting.

Our board of directors has fixed the close of business on April 23, 2025 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. Your attention is directed to the Proxy Statement accompanying this Notice for more complete information regarding the matters to be acted upon at the Annual Meeting.

Our board of directors recommends that stockholders vote (1) FOR the election of each of the eight director nominees, (2) FOR the compensation of our named executive officers, (3) 1-YEAR as the frequency for future advisory votes on the compensation of our named executive officers, (4) FOR the approval of the Fourth Amended and Restated 2014 Incentive Award Plan, and (5) FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

Our stockholders are cordially invited to attend the Annual Meeting in person. For directions to our headquarters, please contact me at (617) 340-6343.

By Order of our Board of Directors

Anne A. Hayward

Senior Vice President, General Counsel and Secretary

April 30, 2025

YOUR VOTE IS IMPORTANT. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY AS SOON AS POSSIBLE BY INTERNET, TELEPHONE OR SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT PROMPTLY IN THE ENVELOPE PROVIDED.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2025: THIS PROXY STATEMENT, THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE ANNUAL REPORT ARE AVAILABLE AT WWW.PROXYVOTE.COM.

PLYMOUTH INDUSTRIAL REIT, INC.

PROXY STATEMENT

Plymouth Industrial REIT, Inc.
20 Custom House Street, 11th Floor
Boston, Massachusetts 02110

PROXY STATEMENT

2024 BUSINESS HIGHLIGHTS

Plymouth Industrial REIT, Inc., collectively with its consolidated subsidiaries (“Plymouth,” the “Company,” “we,” “us,” and “our”) is a full service, vertically integrated real estate investment company focused on the acquisition, ownership, and management of single and multi-tenant industrial properties. Our mission is to provide tenants with cost-effective space that is functional, flexible and safe.

Since our initial public offering in June 2017, Plymouth has acquired 211 buildings totaling approximately 32.0 million square feet for an aggregate purchase price of $1.6 billion, or $49.01 per square foot.

In mid-2024, we acquired a 1.62 million square foot portfolio of industrial properties across the Southeast and Northeast submarkets of Memphis, Tennessee, for $100.5 million. The acquisition was completed at an initial NOI yield of 8.0% and includes 14 buildings currently 94% leased to 46 tenants with a weighted average remaining lease term of 3.4 years. Contract rents are approximately 18% to 20% below market, consistent with our targeted mark-to-market range, and the portfolio includes a parcel with potential for future development of an additional 106,000-square-foot building.

During the second half of the year, we divested 36 buildings for total proceeds of $387.3 million, recognizing a gain on sale of $145.4 million in connection with our strategic partnership with Sixth Street, a leading global investment firm. We also delivered a 52,920-square-foot development project in Jacksonville, Florida, marking the completion of our first development phase. As of December 31, 2024, our wholly owned portfolio totaled approximately 29.3 million square feet.

Sixth Street’s $250 million investment was structured as a 65% joint venture interest in Plymouth’s 34-building Chicago portfolio and a non-convertible preferred equity investment in the Operating Partnership. This transaction provided long-term growth capital to accelerate earnings and scale our presence in key industrial markets. It also established a strong valuation marker for our broader portfolio, with the Chicago assets transacting at a 6.2% cap rate—well below our current implied valuation. In addition, the structure de-risked legacy assets through an off-balance sheet JV, generated recurring fee income, enabled repayment of revolver borrowings tied to the Memphis acquisition, and removed $67.0 million of secured debt from our balance sheet.

Additionally, we expanded our borrowing capacity to $1.5 billion through a new $600 million unsecured credit facility. This included increasing our revolving line from $350 million to $500 million (maturing November 2028 with a one-year extension option) and modifying a $100 million term loan to match that maturity. These enhancements complement our existing $200 million and $150 million term loans maturing in February and May 2027, respectively—both hedged with fixed SOFR swaps.

Operationally, 2024 was a strong year. We sustained resilient occupancy and collected approximately 99.7% of billed rents. Our team executed over 5.8 million square feet of leasing activity across our markets, achieving a 17.1% increase in rental rates on a cash basis. These results underscore the strength of our operating platform, the durability of our tenant relationships, and the favorable supply/demand fundamentals across our targeted markets.

QUESTIONS AND ANSWERS REGARDING THE 2025 ANNUAL MEETING OF STOCKHOLDERS

Why am I receiving these proxy materials?

Our board of directors (the “Board of Directors”) is soliciting your proxy to vote your shares of our common stock at the Annual Meeting because you owned shares of our common stock at the close of business on April 23, 2025, the record date for the annual meeting, and are therefore entitled to vote at the Annual Meeting. We have made the Proxy Statement and the Annual Report available to you on the investor relations webpage of our website at the following address: www.plymouthreit.com. The proxy provides you with the opportunity to vote on the proposals presented at the Annual Meeting, whether or not you attend the meeting.

What will be voted on at the Annual Meeting?

Our stockholders will vote on the following proposals at the Annual Meeting:

1.	Election of eight director nominees, who are named in the accompanying Proxy Statement, each to serve until the next annual meeting of stockholders or until their successors are duly elected and qualifies;
2.	Advisory, non-binding vote on the compensation of our named executive officers;
3.	Advisory, non-binding vote on the frequency of future votes on the compensation of our named executive officers;
4.	Approval of the Fourth Amended and Restated 2014 Incentive Award Plan;
5.	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and
6.	Any other matter that properly comes before the Annual Meeting.

How will we solicit proxies, and who bears the cost of proxy solicitation?

Our directors, officers and employees may solicit proxies by telephone, mail, facsimile, via the Internet or by overnight delivery service. These individuals do not receive separate compensation for these services. In accordance with the regulations of the SEC, we will reimburse brokerage firms and other persons representing beneficial owners of our common stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners.

Who can vote at the Annual Meeting?

Our Board of Directors has fixed the close of business on Wednesday, April 23, 2025, as the record date for the Annual Meeting. Only stockholders of record on that date are entitled to receive notice of and vote at the Annual Meeting. As of Wednesday, April 23, 2025, the only outstanding class of our securities entitled to vote at the Annual Meeting is our common stock, $0.01 par value per share. On that date, we had 900,000,000 shares of common stock authorized, of which 45,547,898 shares were outstanding.

You (if you, rather than your broker, are the record holder of our stock) can vote either (1) in person by attending the Annual Meeting or (2) by proxy, whether or not you attend the Annual Meeting. If you would like further instruction on how to attend the Annual Meeting in person, please contact Anne A. Hayward by e-mail at anne.hayward@plymouthrei.com or by telephone at 617-340-6343. You may vote your shares on the internet or via mobile device (smartphone or tablet) or, if you request written proxy materials, by signing, dating and mailing the accompanying proxy card in the envelope provided. Instructions regarding the three methods of voting by proxy are contained on the Notice and the proxy card.

How many votes must be present to hold the Annual Meeting?

A “quorum” must be present to hold the Annual Meeting. The presence, in person or by proxy, of a majority of the votes entitled to be cast at the Annual Meeting constitutes a quorum. Your shares are counted as present at the Annual Meeting if you (1) are present in person, or (2) have properly submitted a proxy card by mail or submitted a proxy by telephone or over the internet. If you submit your proxy, even if you abstain from voting with respect to any matter brought before the Annual Meeting, your shares will be counted as present for the purpose of determining a quorum. Broker non-votes will also be treated as shares present for the purpose of determining whether a quorum is present at the meeting. As of April 23, 2025, we had 45,547,898 shares of common stock outstanding; thus, we anticipate that the quorum for the Annual Meeting will be 22,773,950 shares.

How many votes does a stockholder have per share?

Our stockholders are entitled to one vote for each share of common stock held as of the record date.

What is the required vote on each proposal?

Directors are elected by a plurality vote. The eight director nominees up for election who receive the highest number of votes cast will be elected as directors. Stockholders do not have the right to cumulate their votes. Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote

The approval of the advisory, non-binding vote on the compensation of our named executives, the approval of the Fourth Amended and Restated 2014 Incentive Award Plan and the ratification of our appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for 2025 require the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote.

The frequency period receiving the majority of all the votes cast will be deemed to be the outcome of the advisory, non-binding vote on the frequency of future votes on the compensation of our named executive officers. Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote.

How do I vote?

If you are the stockholder of record of your shares, you can vote either in person by attending the Annual Meeting or by proxy, whether or not you attend the Annual Meeting. If you vote by proxy (either by voting on the Internet, via mobile device or by properly completing and returning a paper proxy card that you receive upon requesting written proxy materials), the shares represented by your proxy will be voted at the Annual Meeting as you instruct, including at any adjournments or postponements of the meeting. If you are a stockholder of record as of April 23, 2025, there are four ways to ensure your shares of our common stock are represented and voted at the Annual Meeting:

•	Via the Internet. You may submit your proxy and voting instructions via the internet by following the instructions on your proxy card.
•	By Telephone. You may submit your proxy and voting instructions by calling the toll-free number on your proxy card.
•	By Mail. You may submit your proxy and voting instructions by completing, dating and signing the enclosed proxy card and returning it promptly in the envelope provided.
•	In Person. You may vote your shares of our common stock in person at the Annual Meeting. If you desire to vote your shares in person at the Annual Meeting, please request, complete and deliver to the proxies a ballot prior to the time that ballots are collected at the Annual Meeting.

If you hold your shares in a brokerage account or through a bank, trust or other nominee (collectively, a “broker”), you are the beneficial owner of the shares, and the shares are held in “street name.” You will receive instructions from your broker on how to vote your shares. Your broker will allow you to deliver your voting instructions over the internet and may also permit you to submit your voting instructions by telephone or by completing, dating and signing the proxy card included with your proxy materials if you request a paper copy of them by following the instructions on the notice provided by your broker.

What if I do not vote for any or all of the matters listed on my proxy card?

If you are the stockholder of record of your shares and return a signed proxy card without specifying how your shares are to be voted, your shares will be voted as follows:

1.	“FOR” the election of nominees to the Board of Directors: Philip S. Cottone, Richard J. DeAgazio, David G. Gaw, John W. Guinee, Caitlin Murphy, Robert O. Stephenson, Pendleton P. White, Jr. and Jeffrey E. Witherell, each to serve until the next annual meeting of stockholders or until their successors are duly elected and qualifies;
2.	“FOR” the compensation of our named executive officers;
3.	“1-YEAR” as the frequency for future advisory votes on the compensation of our named executive officers,
4.	“FOR” the approval of the Fourth Amended and Restated 2014 Incentive Award Plan; and
5.	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2025.

With respect to any other matter that properly comes before the meeting or any adjournment or postponement thereof, the representatives holding proxies will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What is a broker non-vote?

A “broker non-vote” occurs when a broker lacks discretionary authority to vote on a “non-routine” proposal and a beneficial owner fails to give the broker voting instructions on that matter. If you are the beneficial owner of shares held by a broker, bank or other nominee, you must provide voting instructions to such broker, bank or other nominee as to how to vote your shares. If you do not provide instructions to your broker, bank or other nominee, your shares will not be voted in any “non-routine” matter on which your broker does not have discretionary authority to vote. A vote that is not cast for this reason is called a “broker non-vote.”

The rules of the New York Stock Exchange (“NYSE”) determine whether matters presented at the Annual Meeting are “routine” or “non-routine” in nature. Under the rules of the NYSE, the ratification of the appointment of our independent registered public accountants is considered a “routine” matter, which means that brokerage firms may vote in their discretion on this matter. In contrast, (1) the election of directors, (2) the advisory, non-binding vote on the frequency of future votes on the compensation of our named executive officers, (3) the advisory, non-binding vote on executive compensation and (4) the vote to approve the Fourth Amended and Restated 2014 Incentive Award Plan are “non-routine” matters, which means that brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. It is important that you instruct your broker as to how you wish to have your shares voted, even if you wish to vote as recommended by our Board of Directors.

Can a proxy be revoked?

Yes. If you are the stockholder of record, you can revoke your proxy at any time before it is voted by (1)  giving written notice to our Corporate Secretary, Anne A. Hayward, before the Annual Meeting, (2) granting a subsequent proxy on the internet or mobile device, (3) delivering a signed proxy card dated later than your previous proxy, or (4) appearing in person and voting at the Annual Meeting. Written notice of the revocation of a proxy should be delivered to the following address: Plymouth Industrial REIT, Inc., 20 Custom House Street, 11th Floor, Boston, Massachusetts 02110, Attention: Anne A. Hayward, Corporate Secretary.

If your shares are held street name, you may change your voting instructions by following the instructions of your broker.

PROPOSAL 1:
ELECTION OF DIRECTORS

The following table and biographical descriptions set forth certain information regarding each individual being nominated for election, and includes a brief description of the experience, qualifications and skills that led us to conclude that such individual should be a member of our Board of Directors. We believe that our Board of Directors consists of a varied collection of individuals who possess the integrity, education, work ethic and ability to work with others necessary to oversee our business effectively and to represent the interests of our stockholders, as further detailed below. We have attempted to highlight certain notable experience, qualifications and skills for each nominee, rather than provide an exhaustive catalog of every qualification and skill that each nominee possesses.

Nominees’ Qualifications/Experience

	Witherell	White	Cottone	DeAgazio	Gaw	Guinee	Murphy	Stephenson
Risk Oversight	X			X	X			X
REITs/ Real Estate/ Development	X	X	X	X	X	X		X
Capital Markets/ Investment Banking	X				X	X		X
Executive Leadership	X	X	X	X	X	X	X	X
Audit/Financial	X		X		X	X		X
Other Public Company Board Experience	X		X	X	X	X
Corporate Governance	X		X	X	X	X	X	X
Industrial/ Logistics	X	X				X	X
Cybersecurity	X				X	X		X
Sustainability	X			X			X

Name	Age	Background, Qualification and Skills
Philip S. Cottone	85

Mr. Cottone has been one of our independent directors and a member of the Board’s Audit Committee since the completion of our initial listed public offering. He is currently a member of the Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee and Real Estate Investment Committee.

Mr. Cottone is an attorney by background and has been an arbitrator since 1977 as well as a mediator since 1995 for FINRA, the American Arbitration Association, and the Counselors of Real Estate, primarily concentrating in securities, real estate, and general commercial matters. He has been certified by the International Mediation Institute at The Hague and is a member of the American College of Civil Trial Mediators. For six years, through 2015, he was an officer of the governing Council of the ABA Dispute Resolution Section, a member of the Faculty of the Annual Arbitration and Mediation Institutes, and Co-Chair of the Arbitration Institute in 2016 and 2017. From 2003 to 2008, Mr. Cottone was a member of the Board of Government Properties Trust (NYSE: GPT) and Chair of the Nominating and Governance Committee, and from 2004 to 2009 he was Lead Director of Boston Capital REIT, a public, non-traded REIT. In 1981, Mr. Cottone co-founded Ascott Investment Corporation, a real estate investment, development and syndication company, and as Chairman and CEO, and founder and President of its NASD broker-dealer, he headed a staff of 65 people in the acquisition, management, capital raising and sale of more than thirty real estate programs in fourteen states. From 1972 to 1981, Mr. Cottone was Senior Real Estate officer and Group Executive of IU International (NYSE: IU), a $2 billion Fortune 100 company, and previously, from 1966 to 1972, he was Manager of Real Estate at the Port of NY Authority, where, among other things, he was responsible for the acquisition of the World Trade Center property in Manhattan. From 1977 through 1983, and again from 1998 through 2002, he was General Counsel and member of the Executive Committee of the International Right of Way Association, and from 1988 to 1997 he was Trustee and Treasurer of the IRWA Foundation. In 1988 he was national President of RESSI, the Real Estate Securities and Syndication Institute, and in 2004 he was national Chair of The Counselors of Real Estate, both affiliates of the National Association of Realtors. From 1989 to 1991 he was Governor of the NASD (National Association of Securities Dealers) Board, the predecessor to FINRA, and was Vice Chairman in 1991. He was a member of the National Business Conduct Committee of the Board in 1989, and Chair in 1990. For ten years, from 1995 to 2005, he was an adjunct on the faculty of the Real Estate Institute at New York University, teaching a course he wrote in real estate securities.

Mr. Cottone has an A.B. from Columbia College where he was awarded the Burdette Kinne Prize for Humanities, and an L.L.B. from New York University where he received the Administrative Law Prize. Mr. Cottone was selected as a director because of his extensive investment and finance experience, board service and corporate governance experience.

Richard J. DeAgazio	80

Richard J. DeAgazio has been one of our independent directors since the completion of our initial listed public offering. He is also currently the chairperson of the Compensation Committee and a member of our Nominating and Corporate Governance Committee and Sustainability Committee.

Mr. DeAgazio has been the principal of Ironsides Assoc. LLC., a consulting company in marketing and sales in the financial services industry, since he founded the company in June 2007. From 2009 through 2024, he was Chairman of Soom, Inc., a supply chain software company and is a former member of the Board of Directors of Commodore Builders, a construction management firm. Mr. DeAgazio is, and has been since 2016, Chairman of the Advisory Board of Billaway.com, a cloud-based technology platform in the mobile data industry. In 1981, he joined Boston Capital Corp., a diversified real estate and investment banking firm, which, through its various investment funds, owns over $12 billion in real estate assets, as Executive Vice President and Principal. He founded and served as the President of Boston Capital Securities, Inc., a FINRA-registered broker dealer, which is an affiliate of Boston Capital Corp., from 1981 through December 2007. Mr. DeAgazio formerly served on the National Board of Governors of FINRA and served as a member of the National Adjudicatory Council of FINRA. He was the Vice Chairman of FINRA’s District 11 and served as Chairman of the FINRA’s Statutory Disqualification Subcommittee of the National Business Conduct Committee. He also served on the FINRA State Liaison Committee, the Direct Participation Program Committee and as Chairman of the Nominating Committee. He is a founder and past President of the National Real Estate Investment Association. He is past President of the National Real Estate Securities and Syndication Institute and past President of the Real Estate Securities and Syndication Institute (MA Chapter). Prior to joining Boston Capital in 1981, Mr. DeAgazio was the Senior Vice President and Director of the Brokerage Division of Dresdner Securities (USA), Inc., an international investment-banking firm owned by four major European banks and was a Vice President of Burgess & Leith/Advest. He was a member of the Boston Stock Exchange for 42 years. He was on the Board of Directors of Cognistar Corporation and FurnitureFind.com and recently retired from serving as Vice-Chairman of the Board of Trustees of Bunker Hill Community College, the Board of Trustees of Junior Achievement of Massachusetts, and the Board of Advisors for the Ron Burton Kid’s Training Village. He is on the Board of Corporators, Emeritus, of Northeastern University and also is active on the Boards of numerous not-for-profit organizations.

Mr. DeAgazio graduated from Northeastern University. Mr. DeAgazio was selected as a director because of his extensive senior executive officer and board service experience and experience with real estate operations.

David G. Gaw	73

David G. Gaw has been one of our independent directors since the completion of our initial listed public offering and is our lead independent director. He also currently serves as the chairperson of the Audit Committee and as a member of the Cybersecurity Committee.

Mr. Gaw is currently a real estate project consultant. From November 2009 through January 2011, Mr. Gaw served as Chief Financial Officer of Pyramid Hotels and Resorts, a REIT that focused on hospitality properties. From September 2008 through November 2009, Mr. Gaw was engaged in managing his personal investments. From June 2007 to September 2008, he was Chief Financial Officer of Berkshire Development, a private real estate developer that focused on retail development. From April 2001 until June 2007, he served as the Senior Vice President, Chief Financial Officer and Treasurer of Heritage Property Investment Trust, Inc., a then-publicly traded REIT listed on the NYSE (NYSE: HTG). Mr. Gaw was serving in those capacities when Heritage Property engaged in its initial public offering. Mr. Gaw served as Senior Vice President of Boston Properties, Inc., a publicly traded REIT listed on the NYSE (NYSE: BXP), from 1982 to 2000, and also served as its Chief Financial Officer beginning at the time of its initial public offering in 1997.

Mr. Gaw received a Bachelor of Science degree and an MBA from Suffolk University. Mr. Gaw was selected as a director because of his extensive experience with financial reporting, accounting and controls and REIT management.

John W. Guinee	69

John W. Guinee has been one of our independent directors since January 2021. He also currently serves as a member of the Audit Committee, Compensation Committee, Cybersecurity Committee and Real Estate Investment Committee.

Mr. Guinee is currently acting as a capital markets consultant and private real estate investor.  From March 2005 until July 2020, he was a Managing Director of Stifel, where he covered over 40 REITs in the office, industrial, multifamily, and diversified public sectors.  During his 15-year career as a REIT research analyst, Mr. Guinee led the creation of new valuation methods for REITs, including estimating premiums and discounts over replacement costs and estimating the value creation of REITs over time.  From March 2003 to March 2005, he was the Executive Vice President and Chief Investment Officer for Duke Realty (NYSE: DRE), where he participated in the company’s transition from an office/industrial REIT to an industrial only REIT.  Prior to that, Mr. Guinee was the Executive Vice President and Chief Investment Officer for Charles E. Smith Residential Realty, where he led the growth of the company’s portfolio from 17,000 to 30,000 multifamily units, while transitioning the company from a single market REIT to a multi-market urban oriented REIT.  Beginning in 1985, he served 11 years as Managing Director of LaSalle Investment Management and LaSalle Partners.  From 1982 until 1985, Mr. Guinee worked as a development officer at Hines in San Francisco.  He currently serves on the Artemis Real Estate Partners Advisory Board and the board of the Irvine Nature Center.

Mr. Guinee received a Bachelor of Arts degree in economics from the University of Virginia and an MBA from the Darden School of Business at the University of Virginia. Mr. Guinee was selected as a director because of his extensive experience in real estate investments and capital markets transactions.

Caitlin Murphy	38

Caitlin Murphy has been one of our independent directors since April 2021. She also currently serves as the chairperson of both the Nominating and Corporate Governance Committee and Sustainability Committee.

Ms. Murphy is the founder and CEO of Global Gateway Logistics, a global freight forwarding and NVOCC firm headquartered in St. Louis, Missouri. With over 12 years of experience in domestic and international logistics, Ms. Murphy has led large-scale projects across a wide range of industries and geographies. In 2017, she launched Global Gateway Logistics, offering comprehensive solutions in maritime, air, and ground transportation across a variety of commodities. Her deep industry expertise and firsthand understanding of global shipping markets have helped numerous companies develop and optimize their international supply chain strategies. Her insights into domestic logistics and warehousing further position her as a trusted advisor in navigating complex logistics environments. Ms. Murphy's leadership has earned recognition at the state and national levels. In 2022, she was appointed to the Missouri Supply Chain Task Force by Governor Mike Parson. In 2024, she was selected to serve on the Missouri District Export Council by the U.S. Secretary of Commerce. In addition to her professional accomplishments, Ms. Murphy is committed to community service. She serves on the board of Camp Circle Star, a nonprofit organization that offers summer camp experiences for children with disabilities in the region.

Ms. Murphy received a BSBA in International Business from the University of Missouri and attended Peking University. Ms. Murphy was selected as a director because of her extensive background in logistics and her in-depth knowledge of industrial markets across the Midwest, particularly the key drivers influencing demand for industrial space.

Robert O. Stephenson	61

Robert O. Stephenson has been one of our independent directors since March 2025. He also currently serves on the Audit Committee.

Mr. Stephenson is the Chief Financial Officer of Omega Healthcare Investors, Inc. (NYSE: OHI), and has served in this capacity since August 2001. From 1996 to July 2001, Mr. Stephenson served as the Senior Vice President and Treasurer of Integrated Health Services, Inc. (NYSE: IHS). Prior to joining Integrated Health Services, Inc., Mr. Stephenson held various positions at CSX Intermodal, Inc., Martin Marietta Corporation and Electronic Data Systems. Mr. Stephenson also currently serves on the Board of the University of Maryland Medical Center, the flagship academic medical center at the heart of the University of Maryland Medical System. Mr. Stephenson previously served on the board of the University of Baltimore Foundation from 2015 to 2019. Mr. Stephenson is a member of the Nareit CFO Council, the Association for Financial Professionals and the National Association of Corporate Directors.

Mr. Stephenson received a Bachelor of Science in Finance from the University of Baltimore and a Master of Science in Finance from The Johns Hopkins University. Mr. Stephenson was selected as a director because of his extensive public company and financial leadership experience.

Pendleton P. White, Jr.	65

Pendleton P. White, Jr. has been one of our directors since the formation of the Company. He is also currently serves as the chairperson of the Real Estate Investment Committee.

Mr. White has over 25 years of experience in commercial real estate, serving in numerous capacities including investment banking, property acquisitions and leasing. From March 2011 through July 2023, Mr. White was our President and Chief Investment Officer, and from November 2008 through March 2011, Mr. White was engaged in the formation of Plymouth Group Real Estate. Prior to that, Mr. White was Executive Vice President and Managing Director at Scanlan Kemper Bard (SKB) from September 2006 through November 2008, where he ran SKB’s East Coast office and managed the funding of SKB Real Estate Investors Fund I. From March 2002 through September 2006, Mr. White was employed as an investment executive with Franklin Street Properties Corp., a publicly traded REIT, and its subsidiary, FSP Investments LLC. During that time, Mr. White was involved in the acquisition and syndication of numerous structured REITs throughout the United States. From 1997 to 2001, Mr. White was Principal and Director of North Shore Holdings, a family-owned real estate investment firm. From 1993-1997, Mr. White was Co-Director of Investment Sales at Coldwell Banker Commercial Real Estate Services (now CBRE) and was responsible for overseeing the acquisition and disposition of commercial properties throughout New England. Mr. White also was Vice President at Spaulding & Slye (now Jones Lang LaSalle) from 1991-1993 and Senior Sales Consultant at the Charles E. Smith Companies (now Vornado), in Washington, DC, from 1987-1992 and was responsible for property leasing and investment sale transactions. Mr. White began his career at Coldwell Banker in 1982. Since then, he has been involved in over $1 billion of real estate transactions either serving as a broker, investor, consultant, or investment banker.

Mr. White received a Bachelor of Science degree from Boston University and is a member of several real estate organizations. Mr. White was selected as a director because of his extensive knowledge and insight regarding industrial properties and detailed knowledge of our acquisition and operational opportunities and challenges.

Jeffrey E. Witherell	60

Jeffrey E. Witherell is our Chief Executive Officer and Chairman of the Board of Directors and has held these positions since the formation of the Company. He also currently serves as a member of the Cybersecurity Committee, Sustainability Committee and Real Estate Investment Committee.

Mr. Witherell oversees all aspects of our business activities, including the acquisition, management, and disposition of assets. Mr. Witherell has been involved in real estate investment, development, and banking activities for over 25 years. He, along with Mr. White, formed Plymouth Industrial REIT, Inc. in 2011. From April 2008 through 2011, Mr. Witherell was engaged in the formation and operation of Plymouth Group Real Estate and Plymouth Real Estate Capital LLC, a FINRA registered broker/dealer. From April 2000 to March 2008, Mr. Witherell was employed as an investment executive with Franklin Street Properties Corp., a publicly traded REIT, and its subsidiary, FSP Investments LLC. During that time, Mr. Witherell was involved in the acquisition and syndication of 34 separate property investments, structured as single asset REITs, in 12 states, which raised in the aggregate approximately $1.2 billion. From 1999 to 2000, he was affiliated with IndyMac Bank where he was responsible for closed-loan acquisitions. From 1996 to 1999, Mr. Witherell was COO for GAP LP, a real estate investment firm where he was responsible for the acquisition and subsequent development of several real estate investments in Pennsylvania, Massachusetts, Wyoming and Nova Scotia, Canada. From 1994 to 1996, he founded and served as president of Devonshire Development, Inc., a Massachusetts based real estate development firm, where he was responsible for the acquisition and subsequent development of several real estate ventures. From 1990 to 1994, he was vice president of property management at New Boston Management, Inc., a Boston based real estate management firm. His responsibilities included property management and property disposition services. From 1987 to 1990, he was vice president of development for Kirkwood Development, an Oklahoma City based real estate development firm. His responsibilities included the development and construction of twelve development projects throughout New England. From 1982 to 1987, Mr. Witherell was employed at Dewsnap Engineering, a Boston based civil engineering and land surveying firm, where he was responsible for performing land surveying, permitting, design, and construction management services.. He is a board member of AdventCare Inc., a Massachusetts based nonprofit organization that owns and operates skilled nursing facilities. In addition, he is a member of the Advisory Board at the Ohio State University Center for Real Estate.

Mr. Witherell graduated from Emmanuel College in Boston with a Bachelor of Science degree in business, earned his MBA from Endicott College and is a member of several real estate organizations. Mr. Witherell was selected as a director because of his ability to lead our company and his detailed knowledge of our strategic opportunities, challenges, competition, financial position and business.

Each of the persons listed above has been nominated by our Board of Directors to serve as a director until the next annual meeting of stockholders or until their successors are duly elected and qualifies. Each nominee has consented to serve on our Board of Directors. If any nominee were to become unavailable to serve as a director, our Board of Directors may designate a substitute nominee. In that case, the persons named as proxies on the accompanying proxy card will vote for the substitute nominee designated by our Board of Directors.

Our Board of Directors recommends a vote “FOR” the election of each of the eight nominees for director to the Board of Directors.

CORPORATE GOVERNANCE

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

• Annual election of directors;
• Regular executive sessions of independent directors;
• Independent board: six of our eight current directors are “independent” under NYSE rules;
• Lead independent director;
• All members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are “independent” under NYSE rules;
• Two of the three members of the audit committee qualify as "audit committee financial experts" as defined by the SEC;
• Annual board, committee and director self-evaluations, assisted by outside counsel;
• Stockholder ability to amend bylaws;
• No stockholder rights plan (i.e., “poison pill”) without stockholder approval or ratification;
• Opted out of Maryland control share acquisition and business combination statutes and may not opt back in without stockholder approval;
• Anti-hedging and anti-pledging policies; and
• Code of Ethics and Business Conduct for employees and directors.

Our directors stay informed about our business by attending meetings of our Board of Directors and its committees and through supplemental reports and communications. As warranted, our independent directors meet in executive sessions without the presence of our corporate officers or non-independent directors.

Board Leadership Structure

Our business is managed through the oversight and direction of our Board of Directors. Our Board of Directors currently consists of eight members: Philip S. Cottone, Richard J. DeAgazio, David G. Gaw, John W. Guinee, Caitlin Murphy, Robert O. Stephenson, Pendleton P. White, Jr. and Jeffrey E. Witherell. Assuming that all of our nominees for director are elected, after the Annual Meeting there will continue to be eight directors, each of whom will have been elected for a one-year term.

Our Board of Directors has determined that each of Philip S. Cottone, Richard J. DeAgazio, David G. Gaw, John W. Guinee, Caitlin Murphy and Robert O. Stephenson is an “independent director” as defined under the listing rules of the NYSE, Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Company’s Corporate Governance Guidelines. Our Board of Directors considered the relationships between our directors and the Company when determining each director’s status as an “independent director,” including the relationships listed below under “Certain Relationships and Related Party Transactions.” Our Board of Directors determined that these relationships did not affect any director’s status as an “independent director.” Furthermore, we are not aware of any family relationships between any director, executive officer or person nominated to become a director.

As required by the NYSE rules, the independent directors of our Board of Directors periodically meet in executive session, without the presence of management or non-independent directors. Generally, these executive sessions follow each quarterly meeting. In 2024, the independent directors of our Board of Directors and our Audit Committee met in executive session four times (at each respective quarterly meeting). Our lead independent director, Mr. Gaw, presides over such independent, non-management sessions of our Board of Directors and our Audit Committee (Mr. Gaw is the chairperson of our Audit Committee).

Jeffrey E. Witherell, our Chief Executive Officer, serves as chairman of our Board of Directors. We have chosen a Board leadership structure with Mr. Witherell serving as our chairman, because we believe this structure results in a single voice speaking for the Company and presents a unified and clear chain of command to execute our strategic initiatives and business plans. Also, the chairman manages the Board of Directors in performing its duties and leading discussions. As our Chief Executive Officer, Mr. Witherell is ideally positioned to provide insight on the current status of our overall operations, our future plans and prospects and the risks that we face. Thus, he is the individual with the most knowledge about us and our operations and is responsible for leading such discussions. Our Board of Directors retains the authority to separate the positions of chairman and chief executive officer if it finds that the Board’s responsibilities can be better fulfilled with a different structure. Since the chairman and the chief executive officer are the same person, our Board of Directors has designated a lead independent director to coordinate the activities of the other independent directors and to perform any other duties and responsibilities that our Board of Directors may deem to be advisable. Mr. Gaw serves as our lead independent director and his responsibilities include: (1) serving as liaison between our chairman and the independent directors, (2) reviewing the type of information to be sent to our Board of Directors, (3) reviewing, in consultation with our chairman and others, agendas and schedules for meetings of the Board of Directors, and (4) having the authority to call meetings of the independent directors.

We have implemented procedures for interested parties, including stockholders, to communicate directly with our independent directors. We believe that providing a method for interested parties to communicate directly with our independent directors rather than our full Board of Directors, provides a more confidential, candid and efficient method of relaying any interested party’s concerns or comments. See “Communications with our Board of Directors, Independent Directors and the Audit Committee.”

Role of the Board in Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors administers this oversight function directly, with support from its six standing committees, the Audit Committee, the Nominating and Corporate Governance Committee, the Compensation Committee, the Cybersecurity Committee, the Sustainability Committee and the Real Estate Investment Committee, each of which addresses risks specific to their respective areas of oversight. In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken and will take to monitor and control these exposures, including setting guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements in addition to oversight of the performance of our system of internal controls and reporting. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our Cybersecurity Committee acts on behalf of the Board to provide oversight responsibility with respect to the Company’s information technology use and protection. Our Sustainability Committee assists our Board of Directors in overseeing the Company’s practices relating to corporate sustainability, including environmental, health and safety, human rights and social matters. Our Real Estate Investment Committee assists our Board of Directors in identifying, evaluating and recommending potential real estate transactions.

Board Meetings and Annual Meeting Attendance

Our Board of Directors held seven meetings in 2024. In 2024, all our directors attended at least 75% of our Board meetings as well as all of the meetings of the committees on which they served.

Pursuant to the policy set forth in our Corporate Governance Guidelines, each director is encouraged to attend the Annual Meeting. None of our directors then serving attended our 2024 Annual Meeting of Stockholders.

Board Committees

Our Board of Directors has established six standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Cybersecurity Committee, a Sustainability Committee and a Real Estate Investment Committee. The principal functions of each committee are briefly described below. We comply with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time, and each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is comprised exclusively of independent directors. Additionally, our Board of Directors may from time to time establish certain other committees to facilitate the management of our Company.

Audit Committee

Our Audit Committee consists of Messrs. Cottone, Gaw, Guinee and Stephenson, with Mr. Gaw serving as chairperson. Each of Mr. Gaw, Mr. Guinee and Mr. Stephenson qualify as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards. Our Board of Directors has determined that each of the Audit Committee members is “financially literate” as that term is defined by the NYSE corporate governance listing standards. Our Audit Committee charter details the principal functions of the Audit Committee, including oversight related to:

•	our accounting and financial reporting processes;
•	the integrity of our consolidated financial statements and financial reporting process;
•	our systems of disclosure controls and procedures and internal control over financial reporting;
•	our compliance with financial, legal and regulatory requirements;
•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm; and
•	our overall risk profile.

Our Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee also prepares the Audit Committee Report required by SEC regulations to be included in this Proxy Statement.

Our Audit Committee met eight times in 2024. A copy of the charter of our Audit Committee is available on the investor relations webpage of our website, www.plymouthreit.com.

Compensation Committee

Our Compensation Committee consists of Messrs. Cottone, DeAgazio and Guinee, with Mr. DeAgazio serving as chairperson. Our Compensation Committee charter details the principal functions of the Compensation Committee, including:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration of our chief executive officer based on such evaluation;
•	reviewing and approving the compensation of all of our other officers;
•	reviewing our executive compensation policies and plans;
•	implementing and administering our incentive compensation equity-based remuneration plans;
•	assisting management in complying with our Proxy Statement and annual report disclosure requirements;
•	producing a report on executive compensation to be included in our annual Proxy Statement; and
•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Our Compensation Committee met two times in 2024. A copy of the charter of our Compensation Committee is available on the investor relations webpage of our website, www.plymouthreit.com.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. DeAgazio and Cottone and Ms. Murphy, with Ms. Murphy serving as chairperson. Our Nominating and Corporate Governance Committee charter details the principal functions of the Nominating and Corporate Governance Committee, including:

•	identifying and approving qualified candidates for election as directors to fill vacancies on the board and/or approving nominees for election of directors at the annual meeting of stockholders;
•	developing and recommending to our board of directors corporate governance guidelines and implementing and monitoring such guidelines;
•	reviewing and making recommendations on matters involving the general operation of our board of directors, including board size and composition, and committee composition and structure;
•	recommending to our board of directors nominees for each committee of our board of directors;
•	annually facilitating the assessment of our board of directors’ performance as a whole and of the individual directors, as required by applicable laws, regulations and the NYSE corporate governance listing standards; and
•	overseeing our board of directors’ evaluation of management.

In identifying and approving nominees for election as directors, our Nominating and Corporate Governance Committee has adopted a written policy for evaluating director candidates (the “Director Candidate Policy”), which details the process for identification and evaluation of director candidates identified by our Nominating and Corporate Governance Committee and those recommended by stockholders. Under the Director Candidate Policy, our Nominating and Corporate Governance Committee may consider, among other things, relevant experience, expertise, and background.

Our Nominating and Corporate Governance Committee will also consider candidates that stockholders recommend. See “Stockholder Proposals for the 2026 Annual Meeting.”

Our Nominating and Corporate Governance Committee met one time in 2024. A copy of the charter of the Nominating and Corporate Governance Committee is available on the investor relations webpage of our website, www.plymouthreit.com.

Cybersecurity Committee

Our Cybersecurity Committee consists of Messrs. Gaw, Guinee and Witherell, with Mr. Gaw serving as chairperson. Our Cybersecurity Committee charter details the principal functions of the Cybersecurity Committee, including:

•	providing oversight of policies, procedures, plans and execution intended to provide security, confidentiality, availability and integrity of our information technology;
•	overseeing the quality and effectiveness of the Company’s policies and procedures with respect to its information technology systems, including privacy, network security and data security;
•	reviewing and providing oversight on the policies and procedures of the Company in preparation for responding to any material incidents;
•	periodically reviewing with management our disaster recovery capabilities; and
•	overseeing our management of risks related to our information technology systems and processes, including privacy, network security and any internal audits of such systems and processes.

Please see our Annual Report for more information on our processes and procedures for addressing and managing cybersecurity and data privacy risks.

Our Cybersecurity Committee met two times in 2024. A copy of the charter of our Cybersecurity Committee is available on the investor relations webpage of our website, www.plymouthreit.com.

Real Estate Investment Committee

Our Real Estate Investment Committee consists of Messrs. Cottone, Guinee, Witherell and White, with Mr. White serving as chairperson. The Real Estate Investment Committee’s purpose is to assist the Board of Directors in identifying, evaluating and recommending potential real estate transactions. Our Real Estate Investment Committee charter details the principal functions of the Real Estate Investment Committee, including:

•	advising the Board on the selection by management, and the performance of our investments;
•	recommending any investment activities requiring Board approval including acquisitions, dispositions, and loan originations;
•	advising the Board and management on our investment policies and strategies; and
•	reviewing the description in our Annual Report with respect to our investment policies and strategies.

Our Real Estate Investment Committee was established on January 14, 2025.

Sustainability Committee

Our Sustainability Committee consists of Ms. Murphy and Messrs. DeAgazio and Witherell, with Ms. Murphy serving as chairperson. The Sustainability Committee’s purpose is to assist the Board of Directors in overseeing corporate practices relating to corporate sustainability, including environmental, health and safety, human rights, and social matters. Our Sustainability Committee charter details the principal functions of the Sustainability Committee, including:

•	reviewing and monitoring the Company’s practices related to corporate sustainability matters and making recommendations to the Board of Directors as appropriate; and
•	monitoring developments, trends, and best practices in managing corporate sustainability matters and making recommendations to the Board of Directors as appropriate.

Our Sustainability Committee met one time in 2024. A copy of the charter of our Sustainability Committee is available on the investor relations webpage of our website, www.plymouthreit.com.

Communications with our Board of Directors, Independent Directors, and the Audit Committee

Our Board of Directors can be contacted by any party by addressing the correspondence to our Board of the Directors or the independent directors and submitting the correspondence to Anne A. Hayward, our Corporate Secretary, in one of the following ways:

•	By writing to Plymouth Industrial REIT, Inc., 20 Custom House Street, 11th Floor, Boston, Massachusetts 02110, Attention: Corporate Secretary;
•	By e-mail to anne.hayward@plymouthrei.com; or

•	By phone at 617-340-6343.

Our independent directors can be contacted by addressing correspondence to the address set forth above. In addition, appropriate e-mail correspondence can be sent to our lead independent director at the following address: leadindependentdirector@plymouthreit.com.

Relevant communications are distributed to our Board of Directors or any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communications. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of our Board of Directors should be excluded or redirected, as appropriate, such as: business solicitations, junk mail and mass mailings, resumes and other forms of job inquiries and surveys. In addition, material that is unduly hostile, threatening, potentially illegal or similarly unsuitable will be excluded; however, any communication that is excluded will be made available to any outside director upon request.

The Audit Committee has adopted a process for anyone to send communications to the Audit Committee with concerns or complaints concerning our regulatory compliance, accounting, audit or internal controls. The Audit Committee may be contacted by any party via mail or e-mail at the addresses listed below:

Chairperson

Audit Committee

Plymouth Industrial REIT, Inc.

20 Custom House Street, 11th Floor

Boston, Massachusetts 02110

auditcommittee@plymouthreit.com

Code of Ethics and Business Conduct

Our Board of Directors has established a Code of Ethics and Business Conduct that applies to our officers, directors, and employees. Among other matters, our Code of Ethics and Business Conduct is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•	compliance with laws, rules and regulations;
•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•	accountability for adherence to the Code of Ethics and Business Conduct.

Any waiver of the Code of Ethics and Business Conduct for our executive officers or directors must be approved by a majority of our independent directors, and any such waiver shall be promptly disclosed as required by law or the NYSE. Our Code of Ethics and Business Conduct, which is posted on our website (www.plymouthreit.com), is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. The information contained on, or accessible from, our website is not part of this Proxy Statement by reference or otherwise. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Ethics and Business Conduct on our website.

Insider Trading Policy and Prohibitions against Hedging and Pledging

Our Board of Directors has adopted an insider trading policy, which governs the purchase, sale and/or other dispositions of our shares by our directors and officers that is reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable NYSE standards.

As part of our insider trading policy, all directors, officers and employees of the Company are prohibited holding our securities in a margin account or pledging our securities as collateral for a loan.

Director Compensation

Our Board of Directors has approved a compensation program for our non-employee directors, which consists of annual retainer fees and long-term equity awards. The material terms of the program are described below:

2024 Compensation of Directors

The following table sets forth compensation paid during 2024 to each of our non-employee directors:

Name	Fees Paid in Cash(1)	All Other Compensation ($)	Total ($)
Philip S. Cottone(3)	60,000	5,000	124,995
Richard J. DeAgazio(3)	60,000	10,000	129,995
David G. Gaw(3)	60,000	12,500	132,495
John W. Guinee(3)	60,000	5,000	124,995
Caitlin Murphy(3)	60,000	7,500	127,495

____________

(1)	This column represents non-employee director annual retainer and additional annual retainer amounts.
(2)	Represents the grant date fair value computed in accordance with FASB ASC Topic 718 of awards of restricted stock to the non-employee directors under the 2014 Incentive Award Plan, with each award vesting on the earlier to occur of (a) the date of the annual meeting of stockholders immediately following the grant date and (b) the first anniversary of the grant date, subject in each case to the director's continued service as a director of the Company. The annual equity grant made to directors is $60,000, rounded up or down to reflect the issuance of only whole shares.
(3)	As of December 31, 2024, our non-employee directors each held 2,842 outstanding stock awards and had no outstanding option awards.

Cash Compensation

Under the program, each non-employee director is entitled to receive an annual cash retainer of $60,000. In addition, the chairperson of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance receive annual cash retainers in the amounts of $12,500, $10,000 and $7,500, respectively, with each other member of the Audit Committee receiving an annual retainer of $5,000. Annual retainers are paid quarterly in arrears.

Equity Compensation

In addition, under the Incentive Award Plan, each non-employee director who is serving on our Board of Directors as of the date of each annual meeting of stockholders, will be granted an award of restricted stock in a denominated dollar value equal to $60,000. These awards will vest on the earlier to occur of (a) the date of the annual meeting of stockholders immediately following the grant date and (b) the first anniversary of the grant date, subject in each case to continued service on our Board of Directors.

ENVIRONMENTAL STEWARDSHIP, SOCIAL RESPONSIBILITY AND GOVERNANCE

The Company and its Board of Directors are focused on building and maintaining a socially responsible, environmentally sustainable, and ethically governed business that succeeds by delivering long-term value for our stockholders. Set forth below is an overview of the Company’s ongoing process to implement environmental, social, and governance (“ESG”) strategies.

ESG at Plymouth

We have historically pursued effective environmental, social, and governance practices in pragmatic, informal ways, as an important part of our commitment to being a responsible corporate citizen. Indeed, “integrity” is one of our three founding pillars.

Over the past several years, though, our stakeholders have been expecting even more systemic and comprehensive ESG efforts from us, commensurate with the environmental and social challenges confronting our society. Pragmatic action, based on data and sound business strategy and not on ideologies, is our guidepost.

Beginning in 2023, we embarked on our more formal ESG journey. We have been working carefully to understand the expectations of our key stakeholders, conducting benchmarking, and building solid, programmatic ESG initiatives. We have made significant progress, and we plan to continue moving forward with our ESG efforts hand in hand with our core business strategy. We published our second full Environment-Social-Governance Report last year, will be publishing our third this year, and will continue sharing our progress with all our stakeholders on an ongoing basis.

Environmentally, we have several major initiatives underway.

Our Board of Directors has formally approved four significant environmental policies to guide our environmental efforts.

Our “Climate Change Policy & Strategy” specifies our governance for managing our approach to climate change (which includes our Sustainability Committee at the Board level and Management Committee for Environment & Sustainability, chaired by our CEO), our strategies for reducing greenhouse gas (GHG) emissions, our approach to managing climate change risk, and the climate change metrics and targets we are tracking.

Our “Environmental Impact Policy” highlights the efforts we are committed to making in both working with our tenants to support their environmentally responsible behavior and reducing the impact our buildings themselves have on the environment through our energy, lighting, solar power, and other initiatives.

Our “Green Building Policy” makes clear our commitment to conduct all our construction and renovations with environmental considerations in mind. For all our future development, renovation, and new tenant improvements, we are committed to:

•	LED lighting
•	High-efficiency mechanical equipment
•	Incorporating solar power
•	Cool roofs
•	Low VOC paint and finishes
•	Low-flow plumbing fixtures
•	Lighting controls/occupancy sensors
•	Recyclable carpet
•	Green Building Institute “Green Globes” certification

One of the measures of our ability to put these commitments into action is obtaining green building certification, and we have achieved several of our goals in this area, which we discuss in more detail below. Additionally, two Company employees have their Green Global Professional (“GGP”) certification.

Finally, we adopted our “Environmentally Responsible Site Selection Policy” which clarifies that Plymouth will avoid development on any environmentally sensitive areas such as farmland, designated habitats for endangered species, wetlands, or areas with high biodiversity, and we will avoid building on greenfield sites and focus on brownfield sites.

After developing and adopting these policies, and in line with our business goals, we have pursued a number of important action steps. For the past three years we have systematically measured all of our energy consumption and determined our Scope 1 and Scope 2 greenhouse gas (GHG) emissions. Going forward, we now have a solid baseline from which to assess our improvement. Since 2022 year-end, we have reduced our electricity consumption by 6.4% and decreased our use of natural gas by 22.1%, with commensurate reductions in our GHG emissions. We have also lowered our water consumption by 8.2%.

“Since the beginning of 2023, we have reduced our electricity consumption by 6.4%, decreased our use of natural gas by 22.1%, and lowered our water consumption by 8.2%.”

We are actively engaged in an LED lighting retrofit campaign, changing our lighting to LED to help drive down electricity consumption throughout our portfolio. As of Q1 2025, we have converted 16.4 million square feet – 46.64% of our entire portfolio – to LED lighting.

We are pursuing two major sets of initiatives with our roofs: “cool roofs” and solar panels on our roofs. As of Q1 2025, we have installed 19.56 million square feet of “cool roofs” – 55.56% of our total portfolio – as well as 2 million square feet of silicone roof restorations (5.68% of our total portfolio), which reduce landfill waste and decrease energy consumption. Cool roofs are reducing the energy consumed by our tenants, lowering carbon emissions, and increasing the life span of our air conditioning units, all important environmental benefits. We also have 2 major solar installations in place – a 0.5-megawatt system in Peachtree City, Georgia, and a 1.1-megawatt system in Portland, Maine. In our Chicago metro area, we are excited to be currently contracting over 5.48 megawatts of solar energy.

In 2023, we earned Silver recognition in the Green Lease Leaders Program for implementing sustainable leasing practices, utilizing green lease clauses, promoting energy efficiency, and collaborating with tenants to achieve significant sustainability in building operations. In 2024, we improved even further, achieving Gold Status. This recognition signifies our active commitment to reducing the environmental impact of our buildings.

“We have active initiatives underway across our entire portfolio in green building, energy conservation, water conservation, and solar power.”

Finally, we are implementing green building approaches for development, renovation, and tenant improvements. We recently certified our 2 newest developments through Green Building Initiative’s Green Globes Core & Shell program, continuing to achieve our goal of certifying all of our developments since 2023. One of our developments earned 3 Green Globes and 6 of our developments earned 2 Green Globes. Each of these properties feature LED lighting, occupancy sensors, cool roofs, water-efficient native landscaping and low-flow plumbing fixtures. Another example of our efforts is our renovation of the old original Fisher Body plant – where we recovered and recycled more than 450 tons of steel and eliminated 442 old lighting fixtures and replaced them with 288 LED lights.

Socially, we developed and gained approval from our Board of Directors for two key policies: Human Rights Policy and Labor Rights Policy. Our Human Rights Policy supports the guiding principles and recommendations from leading human rights conventions and frameworks. Our Labor Rights Policy outlines our commitment to upholding the International Labour Organization’s Declaration on Fundamental Principles and Rights at Work and adhering to all four of the UN Global Compact’s Labour Principles.

Beyond these formalized policy commitments, in the social arena we have two major focus areas: we are committed to our employees, and we are proactive about strengthening the local communities in which we operate.

First and foremost, we are dedicated to our people. We have built and now actively renew an egalitarian company culture. Every one of us owns shares in the Company, part of our effort to align all our interests in the same direction, as part of our culture of respect and equality.

“We all have a shared stake in the Company, aligned in a culture of respect and equity.”

In caring for the communities in which we operate, as a real estate organization, we are intimately aware of the importance of housing within our communities. Naturally, we have an affinity with those organizations that provide shelter and affiliated services to those in need. In all 10 cities where we have an active presence, we provide financial assistance to organizations that are engaged in these efforts. Relieving pain for people who are without a home is important to us in its own right. This effort is also important though from a larger perspective, as homelessness undermines the well-being of the cities in which we operate and lowers the probabilities for robust business success for our tenants. Strengthening the health of our cities and improving the business environment is a win-win for the social sustainability to which we all aspire. We have contributed significantly over the past six years to local agencies in our 10 major markets to help them make progress in reducing homelessness.

In Governance, we are fundamentally driven by our commitment to ethics and integrity. Our Code of Ethics and Business Conduct is the blueprint that guides us, assuring no conflicts of interest, no anti-competitive or anti-trust behaviors, no corruption, no insider trading, and adherence to the highest of ethical standards.

Beyond our foundational commitment to integrity, we are striving for excellence in our specific governance practices. For example, we have been highly transparent with our shareholders, six of our eight current board members are independent, including an independent lead director, all board committee chairs are independent, and we have designed a wide range of best-practice shareholder rights.

“Ethics and integrity are our fundamental foundation; we are now adding more comprehensive rigor to our governance practices as we grow.”

At the Board of Directors level, we have established a Sustainability Committee and a Cybersecurity Committee to help ensure we have the leadership and oversight needed to help drive our ESG-related efforts. We are committed to continuing to increase the systematic and comprehensive nature of our ESG work, as well as to reporting publicly about our ESG efforts each year.

PROPOSAL 2:
ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, we are seeking an advisory, non-binding vote on the compensation of named executive officers as disclosed in the section of this Proxy Statement titled “Executive Compensation.” Stockholders are being asked to vote on the following advisory resolution:

RESOLVED, that the stockholders approve the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement pursuant to the compensation disclosure rule of the Securities and Exchange Commission under the caption “Executive Compensation,” including the compensation tables and any related material.

The goal of the Company’s executive compensation program is to retain and reward executives who create long-term value for our stockholders. Our compensation program rewards financial and operating performance as well as leadership excellence. The overall program is designed to align the executive’s long-term interests with the attainment of financial and other performance measures that the Board believes promote the creation of long-term stockholder value and motivate the executive to remain at the Company for years. The Company’s approach to executive compensation is designed to attract and maintain top talent while, at the same time, creating a close relationship between performance and compensation. The Compensation Committee and our Board of Directors believe that the design of our current compensation program, and therefore the compensation awarded to the named executive officers under our current compensation program, fulfills this objective and is fair and reasonable. Stockholders are urged to read the “Executive Compensation” section, including the compensation tables and related narrative discussion, of this Proxy Statement, which discuss in detail the elements and implementation of the executive compensation program.

Our Board of Directors recommends that you vote “FOR” the advisory approval of the resolution set forth above.

PROPOSAL 3:
ADVISORY VOTE ON FREQUENCY OF FUTURE
VOTES ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act requires us to submit a non-binding, advisory vote to stockholders at least once every six years to determine whether advisory votes on executive compensation should be held every year, every two years, or every three years.

In voting on this matter, stockholders may cast a non-binding, advisory vote indicating whether they would prefer an advisory vote on executive compensation annually (“1 YEAR”), every two years (“2 YEARS”) or every three years (“3 YEARS”), or abstain from voting.

Stockholders previously voted on the frequency of advisory votes on executive compensation at the 2024 annual meeting of stockholders. At that meeting, our Board of Directors recommended a frequency of every three years, and stockholders expressed a preference for an annual vote. Our Board of Directors believes that an annual frequency is the best approach, as it facilitates routine input from our stockholders on our compensation philosophy, policies and practices that are disclosed in this Proxy Statement. Accordingly, we are holding an advisory vote on the frequency of future advisory votes on executive compensation this year, to express alignment between the Board and stockholders’ previous preference.

Although the vote is advisory and non-binding, and our Board of Directors will consider the outcome of the vote, along with other relevant factors, when making a determination as to the frequency of future advisory votes on the compensation of our named executive officers.

Our Board of Directors recommends that you vote for the option of “1 YEAR” as the frequency of future advisory votes on the compensation of our named executive officers.

PROPOSAL 4:
APPROVAL OF THE FOURTH AMENDED AND RESTATED 2014 INCENTIVE AWARD PLAN

Our Board of Directors recommends that stockholders approve a fourth amendment and restatement (the “Amended Plan”) of the Plymouth Industrial Inc. and Plymouth Industrial OP, LP 2014 Incentive Award Plan (the “2014 Plan”), which was adopted, subject to stockholder approval, by our Board of Directors on April 23, 2025. If stockholders approve this proposal, the Amended Plan will become effective immediately.

As of December 31, 2024, an aggregate of 127,890 shares of our common stock and LTIP units are available for issuance under awards granted pursuant to the 2014 Plan, as amended and restated to date, having a market value of $14.37 per share as of April 23, 2025. The Amended Plan (1) increases the number shares of the Company’s common stock authorized for issuance thereunder by 500,000 shares, from 1,375,000 shares to 1,875,000 shares, (2) increases the number of shares that may be issued under the plan as incentive stock options by 500,000 shares, from 1,375,000 shares to 1,875,000 shares, (3) removes individual awards limits previously required under Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”) that are no longer applicable, and (4) reflects other changes to facilitate and clarify the administration of the Amended Plan and the awards made thereunder.

The 500,000 share increase represents approximately 1.1% of the combined total of the outstanding shares of our common stock (“shares”) and units of limited partnership interest (“OP units”) of Plymouth Industrial OP, LP, the operating partnership (the “Operating Partnership”), as of April 23, 2025.

Background and Purpose of the Amended Plan

The 2014 Plan was designed to allow for flexibility to create compensation programs consistent with our pay-for-performance compensation philosophy. The purpose of the 2014 Plan is to provide stock and cash incentives to certain employees, non-directors and consultants of us and our affiliates in order to stimulate their efforts toward our continued success and the creation of stockholder value; to encourage stock ownership by such service providers by providing them with a means to acquire a proprietary interest in the company or to receive compensation which is based upon appreciation in the value of our common stock; and to provide a means of attracting, rewarding and retaining officers, employees, directors, consultants, and other service providers.

The Amended Plan provides for a variety of equity and equity-based awards, including the following: cash performance awards, incentive stock options, nonqualified stock options, stock appreciation rights (“SARs”), restricted stock units, restricted stock awards and other stock-based awards, including LTIP units, which are awards of units of limited partnership interest in the Operating Partnership. No grants have been made that are conditioned upon approval of the Amended Plan.

Grants under the 2014 Plan are discretionary, and therefore, it is not possible to predict the future grants that will be made under the Amended Plan. No grants have been made that are conditioned upon the approval of the Amended Plan. If the Amended Plan is approved by stockholders, outstanding awards granted under the 2014 Plan, as amended and restated as of the date hereof, will continue unaffected by such stockholder approval.

Summary of Material Terms of the 2014 Plan and Changes Made by the Amended Plan

The following is a summary of the material features of the Amended Plan and such summary is qualified in its entirety by reference to the full text of the Amended Plan which is included as Appendix A hereto and is incorporated herein by reference.

Eligibility and Administration. Our employees, consultants and non-employee directors, and employees, consultants and non-employee directors of our operating partnership, our services company and our respective subsidiaries will be eligible to receive awards under the Amended Plan. As of April 23, 2025, there are approximately 46 employees, 6 non-employee directors and 0 consultants who would be eligible to participate in the Amended Plan. The Amended Plan will be administered by our Board of Directors with respect to awards to non-employee directors and by our Compensation Committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the plan administrator below), subject to certain limitations that may be imposed under Section 16 of the Exchange Act, Maryland law and/or stock exchange rules, as applicable. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Amended Plan, subject to its express terms and conditions. The plan administrator also sets the terms and conditions of all awards under the Amended Plan, including any vesting and vesting acceleration conditions.

Limitation on Awards and Shares Available. The aggregate number of shares that are available for issuance under awards granted pursuant to the Amended Plan is 1,875,000 shares, inclusive of shares previously reserved for issuance under the 2014 Plan. Shares granted under the Amended Plan may be authorized but unissued shares, or, if authorized by our Board of Directors, shares purchased in the open market. If an award under the Amended Plan is forfeited, expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the Amended Plan. However, the following shares may not be used again for grant under the Amended Plan: (1) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an award; (2) shares subject to a stock appreciation right, or SAR, that are not issued in connection with the stock settlement of the SAR on its exercise; and (3) shares purchased on the open market with the cash proceeds from the exercise of options. The maximum number of shares that may be issued under the Amended Plan upon the exercise of incentive stock options is 1,875,000.

Awards granted under the Amended Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the Amended Plan.

Awards. The Amended Plan provides for the grant of stock options, including incentive stock options, or ISOs, and nonqualified stock options, or NSOs, restricted stock, dividend equivalents, stock payments, restricted stock units, or RSUs, performance shares, other incentive awards, LTIP units, SARs, and cash awards. Certain awards under the Amended Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which may impose additional requirements on the terms and conditions of such awards. All awards under the Amended Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards and LTIP units generally will be settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

•	Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.
•	SARs. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions.
•	Restricted Stock, RSUs and Performance Shares. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Performance shares are contractual rights to receive a range of shares of our common stock in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Conditions applicable to restricted stock, RSUs and performance shares may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

•	Stock Payments, Other Incentive Awards, LTIP Units and Cash Awards. Stock payments are awards of fully vested shares of our common stock that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met. LTIP units are awards of units of limited partnership interest in our operating partnership intended to constitute "profits interests" within the meaning of the relevant Internal Revenue Service guidance, which may be convertible into shares of our common stock. Cash awards are cash incentive bonuses subject to performance goals.
•	Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Dividend equivalents may not be paid on performance awards granted under the Amended Plan unless and until such performance awards have vested.

Certain Transactions. The plan administrator has broad discretion to take action under the Amended Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock and/or LTIP units, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as "equity restructurings," our Board of Directors will make equitable adjustments to the Amended Plan and outstanding awards. In the event of a change in control of the Company (as defined in the Amended Plan), to the extent that the surviving entity declines to continue, convert, assume, or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction. Upon or in anticipation of a change of control, the plan administrator may cause any outstanding awards to terminate at a specified time in the future and give the participant the right to exercise such awards during a period of time determined by the plan administrator in its sole discretion. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Foreign Participants, Claw-Back Provisions, Transferability, and Participant Payments. The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share/unit limit described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of any claw-back policy implemented by our company to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Amended Plan are generally non-transferable prior to vesting and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Amended Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a "market sell order" or such other consideration as it deems suitable.

Plan Amendment and Termination. Our Board of Directors may amend or terminate the Amended Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the number of shares available under the Amended Plan, "reprices" any stock option or SAR, or cancels any stock option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares. After the tenth anniversary of the approval of the Amended Plan by our stockholders, no incentive stock options may be granted; however, the Amended Plan does not have a specified expiration and will otherwise continue in effect until terminated by our company.

Additional REIT Restrictions. The Amended Plan provides that no participant will be granted, become vested in the right to receive or acquire or be permitted to acquire, or will have any right to acquire, shares under an award if such acquisition would be prohibited by the restrictions on ownership and transfer of our stock contained in our charter or would impair our status as a REIT.

Tax Consequences. The following discussion outlines generally the federal income tax consequences of participation in the Amended Plan. Individual circumstances may vary, and each recipient should rely on his or her own tax counsel for advice regarding federal income tax treatment under the Amended Plan. Furthermore, any tax advice contained in this discussion is not intended to be used, and cannot be used, to avoid penalties imposed under the Code.

Non-Qualified Stock Options. A recipient will not recognize income upon the grant of an option or at any time prior to the exercise of the option or a portion thereof. At the time the recipient exercises a non-qualified stock option or portion thereof, he or she will recognize compensation taxable as ordinary income in any amount equal to the excess of the fair market value of common stock on the date the option is exercised over the price paid for common stock, and he or she will then be entitled to a corresponding tax deduction.

Depending upon the period shares of common stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified stock option generally will result in a short or long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the non-qualified stock option was exercised.

Incentive Stock Options. A recipient who exercises an incentive stock option will not be taxed at the time he or she exercises the option or a portion thereof. Instead, he or she will be taxed at the time he or she sells common stock purchased pursuant to the option. The recipient will be taxed on the difference between the price he or she paid for the stock and the amount for which he or she sells the stock. If the recipient does not sell the stock prior to two years from the date of grant of the option and one year from the date the stock is transferred to him or her, the recipient will be entitled to capital gain or loss treatment based upon the difference between the amount realized on the disposition and the aggregate exercise price and we will not get a corresponding tax deduction. If the recipient sells the stock at a gain prior to that time, the excess of the lesser of the fair market value on the date of exercise or the amount for which the stock is sold over the amount the recipient paid for the stock will be taxed as ordinary income and we will be entitled to a corresponding tax deduction: If the stock is sold for an amount in excess of the fair market value on the date of exercise, the excess amount is taxed as capital gain. If the recipient sells the stock for less than the amount he or she paid for the stock prior to the one- or two-year periods indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss.

Exercise of an incentive option may subject a recipient to, or increase a recipient's liability for, the alternative minimum tax.

Stock Awards. A recipient will not be taxed upon the grant of a stock award if such award is not transferable by the recipient and is subject to a "substantial risk of forfeiture," as defined in the Code. However, when the shares of common stock that are subject to the stock award are transferable by the recipient or are no longer subject to a substantial risk of forfeiture, the recipient will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the stock award, less any amount paid for such stock, and we will then be entitled to a corresponding deduction. However, if a recipient so elects at the time of receipt of a stock award, he or she may include the fair market value of the stock subject to the stock award, less any amount paid for such stock, in income at that time and we also will be entitled to a corresponding deduction at that time.

Other Awards. A recipient will not recognize income upon the grant of a stock appreciation right, dividend equivalent right. performance unit award or restricted stock unit (the "Equity Incentives") or cash performance award. Generally, at the time a recipient receives payment under any Equity Incentive or cash performance award, he or she will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of common stock received, and we will then be entitled to a corresponding deduction.

LTIP Units. LTIP unit awards are intended to be structured to qualify as so-called “profits interests” for federal income tax purposes, meaning that no income is expected to be recognized by the recipient upon grant or vesting, and the Company will not be entitled to any deduction. If LTIP units are not disposed of within the 36-month period beginning on the date of grant of the LTIP unit award, any gain (assuming the applicable tax elections are made by the grantee) realized by the recipient upon disposition is expected to be taxed as long-term capital gain.

Parachute Payments. The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a change in control) may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Deductions. Under Section 162(m) of the Code, the Company’s deduction for awards under the Amended Plan may be limited to the extent that any “covered employee” (as defined in Section 162(m) of the Code) receives compensation in excess of $1 million a year.

The Amended Plan is not qualified under Section 401(a) of the Code.

New Plan Benefits Not Determinable Under Plan. Because the grant of awards under the 2014 Plan to be received by or allocated to participants under the 2014 Plan is discretionary, the Company cannot determine the dollar value or number of shares of common stock that will in the future be received by or allocated to any participant in the Plan.

History of Grants Under the Plan. In lieu of providing information regarding benefits that will be received under the Plan in the future, the following table provides information concerning the benefits that were received by the following persons and groups during fiscal 2024: each named executive officer; all current executive officers, as a group; all current directors who are not executive officers, as a group; and all current employees who are not executive officers, as a group:

Name and Position	Number of Securities Underlying Awards (#)

Jeffrey E. Witherell, Chief Executive Officer	39,398
Anthony Saladino, Executive Vice President, Chief Financial Officer	21,796
James M. Connolly, Executive Vice President/Asset Management	14,774
Philip S. Cottone	2,842
Richard J. DeAgazio	2,842
David G. Gaw	2,842
John W. Guinee	2,842
Caitlin Murphy	2,842
Robert O. Stephenson	—
Pendleton P. White, Jr.	—
All current executive officers, as a group	75,968
All current directors who are not executive officers, as a group	14,210
All current employees (excluding current executive officers and directors), as a group	51,824

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about shares of our common stock that may be issued under our Incentive Award Plan as of December 31, 2024.

Plan Category	Number of Securities to be issued upon exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by stockholders(2)	274,786	—	127,890
Total	274,786	—	127,890

_____________

(1)	The number of shares of common stock that may be issued pursuant to outstanding performance unit awards reflects the maximum payout.
(2)	Our Incentive Award Plan was approved by our stockholders in June 2023.

Our Board of Directors recommends a vote “FOR” the approval of the Fourth Amended and Restated 2014 Incentive Award Plan.

PROPOSAL 5:
RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS FOR 2025

General

We are asking our stockholders to ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accountants for 2025. Although current law, rules and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain and supervise our independent registered public accountants, we view the selection of the independent registered public accountants as an important matter of stockholder concern and thus are submitting the selection of PwC for ratification by stockholders as a matter of good corporate practice.

The Audit Committee has appointed PwC to serve as our independent registered public accountants for the 2025 fiscal year. A representative of PwC is not expected to be present at the Annual Meeting; however, if a representative is present, they will have the opportunity to make a statement if they desire to do so but will not be expected to be available to respond to appropriate questions. PwC has served as our independent registered public accountants and audited our financial statements since June 2020.

Principal Accounting Fees and Services

The following table sets forth the aggregate fees and expenses billed to us by PwC for fiscal years 2023 and 2024.

	2024	2023
Audit Fees	$1,832,700	$1,158,000
Audit-Related Fees	97,100	156,900
Tax Fees	434,454	385,625
All Other Fees	2,125	956

Total	$2,366,379	$1,701,481

Audit Fees are for professional services for our annual audit, reviews of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements. Audit-related fees in fiscal year 2024 are for professional services associated with acquisition activities and SEC filings that include pro forma financial statements of acquired entities and services provided in connection with our public offerings in fiscal year 2024.

The Audit Committee maintains policies and procedures for the pre-approval of work performed by the independent auditors in that, under the Audit Committee charter, all auditor engagements must be approved in advance by the Audit Committee. All of the services provided to the Company by PwC during fiscal year 2024 were pre-approved by the Audit Committee.

Our Board of Directors recommends a vote “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accountants for 2025.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently composed of Mr. Gaw, Mr. Cottone, Mr. Guinee and Mr. Stephenson, with Mr. Gaw serving as its chair. The members of the Audit Committee are appointed by and serve at the discretion of the Board.

One of the principal purposes of the Audit Committee is to assist the Board in the oversight of the integrity of the Company’s financial statements. The Company’s management team has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2024 with our management.

The Audit Committee also is responsible for assisting the Board of Directors in the oversight of the qualification, independence and performance of the Company’s independent auditors. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee has received both the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence. In addition, the Audit Committee has considered whether the provision of non-audit services, and the fees charged for such non-audit services, by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP from management and the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements for 2024 be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.

Respectfully submitted,

The Audit Committee of the Board of Directors

David G. Gaw (Chairperson)
Philip S. Cottone
John W. Guinee

BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK

Directors, Executive Officers and Other Stockholders

As of April 23, 2025, we had 45,547,898 holders of record of our common stock. The following table sets forth certain information regarding the ownership of shares of our common stock as of April 23, 2025, by:

•	each of our directors;
•	each of our named executive officers;
•	each person who will be the beneficial owner of more than 5% of our outstanding common stock; and
•	all directors and executive officers as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement, or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, our common stock subject to options or other rights (as set forth above) held by that person that are currently exercisable or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, 20 Custom House Street, 11th Floor, Boston, Massachusetts 02110. As of April 23, 2025, we had 45,547,898 shares of common stock outstanding.

Name	Number of Shares Beneficially Owned (1)	Percent of All Shares
TSSP Sub-Fund HoldCo, LLC (2)	4,988,049	9.9%
Prudential Financial Inc. (3)	4,311,271	9.5%
Jennison Associates LLC (4)	4,308,256	9.5%
Madison International Realty Holdings, LLC (5)	4,281,666	9.4%
The Vanguard Group (6)	4,148,814	9.1%
Blackrock, Inc. (7)	3,453,403	7.6%
FMR LLC (8)	2,569,530	5.6%
Jeffrey E. Witherell	306,204	*
Anthony Saladino	85,146	*
James M. Connolly	97,218	*
Philip S. Cottone	24,009	*
Richard J. DeAgazio	37,001	*
David G. Gaw	24,482	*
John W. Guinee	40,800	*
Caitlin Murphy	9,220	*
Robert O. Stephenson	—	*
Pendleton P. White, Jr.	126,735	*
Total Held by Executive Officers and Directors as a Group	750,815	1.6%

_____________

*	Less than 1.0%.
(1)	As used herein, “beneficially owned” means the power to vote or direct the voting of shares and/or the power to dispose or direct the disposition of shares.
(2)	The information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2024. The address of TSSP Sub-Fund HoldCo, LLC is c/o Sixth Street Partners, LLC, 2100 McKinney Avenue, Suite 1500, Dallas, TX 75201. TSSP Sub-Fund HoldCo, LLC possessed sole voting power over 4,988,049 shares and sole dispositive power over 4,988,049 shares issuable upon exchange of an equal number of OP Units, which OP Units may be acquired upon exercise of warrants beneficially owned by TSSP Sub-Fund HoldCo, LLC. OP Units acquired upon the exercise of the warrants are redeemable at the election of the holder, and, upon redemption, the Company, in its sole and absolute discretion, may pay the holder in cash or in shares of common stock.
(3)	The information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2024. The address of Prudential Financial, Inc. is 751 Broad Street, Newark, New Jersey 07102. Prudential Financial, Inc. possessed sole voting power over 100,316 shares, shared voting power over 4,210,955 shares, sole dispositive power over 100,316 shares and shared dispositive power over 4,210,955 shares.
(4)	The information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2024. The address of Jennison Associates LLC is 55 East 52nd Street, New York, NY 10055. Jennison Associates LLC possessed sole voting power over 4,308,256 shares and shared dispositive power over 4,308,256 shares.
(5)	The information is based on information in filings made by the stockholder with the SEC reporting beneficial ownership as of November 13, 2024. The address of Madison International Realty Holdings, LLC is 300 Park Avenue, 3rd Floor, New York, New York 10022. Madison International Realty Holdings, LLC possessed sole voting power over 4,281,666 shares and sole dispositive power over 4,281,666 shares.

(6)	The information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 29, 2023. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The Vanguard Group possessed shared voting power over 32,219 shares, sole dispositive power over 4,080,932 shares and shared dispositive power over 67,882 shares.
(7)	The information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of March 31, 2025. The address of Blackrock, Inc. is 50 Hudson Yards New York, NY 10001. Blackrock, Inc. possessed sole voting power over 3,365,332 shares and sole dispositive power over 3,453,403 shares.
(8)	The information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2023. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. FMR LLC possessed sole voting power and sole dispositive power over 2,569,530 shares.

EXECUTIVE OFFICERS

The name, age, position and business experience of our named executive officers, except for Mr. Witherell, is listed below. Because he is also a member of our Board of Directors, information about Mr. Witherell appears previously under “Proposal 1: Election of Directors.” Our executive officers serve at the discretion of our Board of Directors and are parties to employment agreements.

Name	Age	Position

Anthony Saladino	51	Anthony Saladino is the President and Chief Financial Officer of our Company. Mr. Saladino was named President of our Company in February 2025 and has served as Executive Vice President and Chief Financial Officer since February 2022. Prior to becoming the Company’s Executive Vice President and Chief Financial Officer, he served as the Company’s Senior Vice President and Chief Accounting Officer since 2020. He is responsible for the financial performance, compliance, and regulatory reporting. Mr. Saladino has over 25 years of significant accounting and financial reporting experience within the real estate industry. Previously, Mr. Saladino served as Chief Accounting Officer of New York City REIT and American Finance Trust, both publicly traded REITs, from 2017 to 2019 and Vice President of Finance and Corporate Controller of the High Companies from 2015 to 2017. Prior to the High Companies, Mr. Saladino served as Vice President of the Ryland Group, a publicly traded new home builder, and for Ernst & Young LLP in its real estate practice, focusing primarily on publicly-traded REITs. Mr. Saladino is a certified public accountant and received a Bachelor of Science degree from California State University, a Master of Science degree from the University of Virginia, and a Master of Business Administration degree from the University of Chicago.

James M. Connolly	62	James M. Connolly is the Executive Vice President/Asset Management of our Company. He has served as the Director of Asset Management since May 2011. As such he has direct responsibility for overseeing the on-going operating activities of our properties. Mr. Connolly is an experienced real estate asset management executive with a significant background in property level and portfolio wide operations. From 1998 to May 2011, Mr. Connolly was employed with Nortel Corporation, where he held positions as Global Leader Real Estate Asset Management from 1998 through December 2003, Director of Real Estate Finance from January 2004 through December 2008, Director of Real Estate for Europe, Middle East and Africa from December 2008 through March 2009, and Director of Real Estate Asset Management from April 2009 through May 2011. His responsibilities included asset, property and facilities management functions across Nortel's global portfolio of office, industrial, and distribution properties. In addition, he managed internal and external personnel on a national and global basis. Prior to Nortel, Mr. Connolly was affiliated with Bay Networks from 1996 to 1998 and Raytheon from 1986 to 1996 where his responsibilities with those companies included facility finance and property administration. Mr. Connolly holds a BSBA from the University of Massachusetts and an MBA in Real Estate Financial Management from Northeastern University and is a member of several real estate organizations including NAIOP.

EXECUTIVE COMPENSATION

This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of the executive compensation philosophy, objectives and programs, the compensation decisions made under those programs and the factors considered by the Compensation Committee when making those decisions. The CD&A focuses on the compensation of our Named Executive Officers (“NEOs”) for 2024, who were:

Name	Title
Jeffrey E. Witherell	Chief Executive Officer
Anthony Saladino	President and Chief Financial Officer*
James M. Connolly	Executive Vice President/Asset Management

* Mr. Saladino was promoted to the role of President effective February 19, 2025

Our Company

Plymouth Industrial REIT is a full service, vertically integrated real estate investment company focused on the acquisition, ownership and management of single and multi-tenant industrial properties. Our strategy as both real estate owners and property-level asset managers allows us to acquire both stabilized properties generating favorable cash flows, as well as properties where we can enhance returns through leasing, value-add renovations, and ground-up development.

Diverse, High-Quality Portfolio in Attractive Markets
129	Industrial Properties representing 29.25 million rentable square feet(1)	Portfolio is diversified across 10 high-growth markets across the mid-west and southeast US(1)

83.6%	Triple Net Leases comprised of 55.5% multi-tenant and 45.5% single-tenant properties(1)(2)	99%	Rent Collection in 2024 highlighting the stability of our income

(1)	As of December 31, 2024
(2)	Portfolio percentage information is calculated using annualized base rent

2024 Performance

In 2024, the Company successfully executed on its strategy to position our Company for accretive growth and achieved the following key accomplishments:

•	Achieved Core FFO per share of $1.83 in 2024
•	Achieved same-store cash NOI growth of 4.1%
•	Commercial leases during 2024 experienced a 17.1% increase in rental rates on a cash basis from leases greater than six months
•	Completed 5.8 million square feet of leasing that commenced in 2024
•	92.3% occupancy as of December 31, 2024
•	Achieved Net Debt plus Preferred over Adjusted EBITDA of 6.0x
•	Executed a $250 million strategic partnership with Sixth Street Partners, LLC to enable funding of additional growth on a leverage-neutral basis.

Compensation Objectives and Philosophy

Our executive compensation program is designed to align with a strong pay-for-performance philosophy and ties a substantial portion of executive compensation to the achievement of annual and long-term performance. The primary objectives of our executive compensation program are to:

Objective	How We Accomplish
Attract and retain highly qualified and experience executives

•          Review market data on an annual basis

•          Provide competitive pay opportunities that reflect job responsibilities, expertise and market demands

•          Consider internal pay equity factors before making compensation decisions

Motivate executives to achieve strategic goals on both a short-term and long-term basis

•          Provide an appropriate mix of short-term cash-based and long-term equity-based incentives

•          Set rigorous hurdles in both our annual incentive and long-term incentive programs that are designed to align with our short-term financial goals and long-term stockholder value creation as highlighted by:

•       2024 bonuses funded 22.5% below target

•       Outstanding performance-based equity are tracking below threshold

•          Retain sufficient flexibility to permit executive officers to manage risk and adjust appropriately to meet rapidly changing market and business conditions by including discretionary review of performance in determining a portion of the annual cash bonuses and the time-based awards for our NEOs

Reinforce and reward long-term stockholder value creation

•          Allocate a significant portion of our NEOs total pay opportunity to equity awards subject to long-term time-vesting conditions and performance-vesting conditions

•          Time-based awards are not guaranteed, and the value may vary between 75% to 125% of target each year based on an assessment of performance

•          Performance-based equity represents 50% of the target LTI amounts and are only earned if both absolute and relative TSR performance hurdles are achieved

Maintain alignment with stockholders	• More than 50% of all NEO’s target compensation delivered in equity • Adopted stock ownership guidelines in 2025

Compensation Mix

Our executive compensation philosophy promotes a compensation mix that emphasizes variable pay and long-term stockholder value. An emphasis on incentive compensation creates greater alignment with the interests of stockholders, ensures that the business strategy is executed by decision-makers in a manner that focuses on the creation of long-term value rather than only short-term results, and encourages prudent evaluation of risks. Accordingly, the compensation structure is designed such that the majority of NEO compensation is variable and at-risk and a significant portion of our named executive officers’ total direct compensation is in the form of equity awards that provide alignment with our shareholders’ interests.

For 2024, target pay opportunities for our NEOs were allocated as follows:

80%
Performance-Based/At-Risk Pay
20%
25%
CEO
28%
28%
Base Salary
Target Bonus
Time-Based Equity
Performance-Based Equity

Advisory Vote on Executive Compensation and Stockholder Engagement

An advisory vote has historically been submitted to stockholders every three years to approve executive compensation, the most recent of which was in 2024. Our stockholders have consistently supported our executive compensation program. In 2024, nearly 94% of the voted shares supported the advisory vote on executive compensation. While we have consistently had strong stockholder support for our executive compensation program, the Compensation Committee continues to seek feedback from stockholders on a wide variety of issues, including executive compensation, each year.

Our Compensation Process

Our Compensation Committee is responsible for approving and evaluating all compensation plans, policies, and programs of the Company as they affect the Executive Officers. On an annual basis, the Compensation Committee reviews and approves pay levels and structure including appropriate corporate performance measures and goals and assesses performance in light of such goals and objectives. Additionally, the Compensation Committee assesses whether any risks arising from such practices, policies and programs are reasonably likely to have a material adverse effect on the Company.

In conducting its review of our compensation program, the Compensation Committee receives input from management and its independent compensation consultant, Ferguson Partners Consulting L.P. (“FPC”), as appropriate, which is summarized below:

•	Input from CEO and Management: the CEO provides input on Company performance and individual performance for the executive officers, and provides input into adjustments to target pay levels other than himself
•	Input from Independent Compensation Consultant: FPC assists the Compensation Committee in reviewing the compensation program and advises the Compensation Committee on peer group selection, competitive benchmarking analysis, market and governance trends, and potential changes to the compensation program to better align with current market and governance practices. Our Compensation Committee performs an annual assessment of its compensation consultant’s independence to determine whether it is independent and in 2024 determined that FPC is independent pursuant to the NYSE listing standards and SEC rules and has determined that no conflict of interest has arisen as a result of the work performed.

2024 Executive Compensation Peer Group (“The Peer Group”) and Benchmarking: On an annual basis, the Compensation Committee considers market data and compensation practice information of a group of peer companies as presented by its independent consultant, FPC. The Peer Group is reviewed annually to balance peer group continuity while taking into account changes in the REIT landscape based on the following criteria:

Guiding Factors for Selecting Company Peers
Industrial REITs	Industrial REITs (or diversified REITs with more than 50% industrial properties) with a total capitalization of up to approximately $5 billion
Comparable Net Lease REITs	REITs that have a significant portion of properties leased on a net-lease basis (similar to the Company) and range from approximately 0.5x to 1.5x the size of the Company in terms of implied equity market capitalization and/or total capitalization
Geographically Comparable REITs	REITs that are based in the New England area who we most directly compete with for talent

Based on this review, the Compensation Committee determined that all the companies included in the 2023 Peer Group continued to be appropriate and no changes were made to the Peer Group. The overall Peer Group was evaluated based on the characteristics of each individual company as well as the composition of the peer group as a whole and was constructed so that the Company would approximate the median in terms of size. The following reflects the 2024 Peer Group (no changes from 2023):

	Company Name	Ticker	REIT Sector	Headquarters	Total Capitalization ($M)(1)	Implied Equity Market Capitalization ($M)(2)
1	City Office REIT, Inc.	CIO	Office	Dallas, TX	$992.3	$221.7
2	Community Healthcare Trust Incorporated	CHCT	Health Care	Franklin, TN	$1,020.3	$512.6
3	Four Corners Property Trust, Inc.	FCPT	Free Standing	Mill Valley, CA	$3,764.9	$2,628.5
4	Getty Realty Corp.	GTY	Free Standing	New York, NY	$2,507.0	$1,657.7
5	Global Medical REIT Inc.	GMRE	Health Care	Bethesda, MD	$1,247.1	$533.0
6	LTC Properties, Inc.	LTC	Health Care	Westlake Village, CA	$2,442.7	$1,563.8
7	LXP Industrial Trust	LXP	Industrial	New York, NY	$4,101.4	$2,391.4
8	NETSTREIT Corp.	NTST	Free Standing	Dallas, TX	$1,945.3	$1,160.4
9	One Liberty Properties, Inc.	OLP	Diversified	Great Neck, NY	$703.0	$207.6
10	Orion Office REIT Inc.	ONL	Office	Phoenix, AZ	$1,013.0	$582.6
11	Terreno Realty Corporation	TRNO	Industrial	Bellevue, WA	$6,570.5	$5,898.4
12	STAG Industrial, Inc.	STAG	Industrial	Boston, MA	$9,170.2	$6,212.0

	75th Percentile				$3,450.5	$2,208.0
	Median				$1,923.1	$1,249.2
	25th Percentile				$1,021.8	$517.7

	Plymouth Industrial REIT, Inc.	PLYM	Industrial	Boston, MA	$1,713.1	$816.7
	Relative Percentile Ranking				44%	42%

Source: S&P Global Market Intelligence; market data as of December 31, 2024.

(1)	Total Capitalization reflects debt, the book value of any preferred stock issued by the company or subsidiaries and the implied market capitalization.
(2)	Implied Equity Market Cap reflects the market value of common stock including the effect of any convertible subsidiary equity (e.g., OP Units).

Compensation Policies and Practices

As in previous years, NEOs for 2024 were awarded compensation based on policies that closely link compensation to performance. These policies, in planned combination, generate rewards for achievement of high-level Company and individual performance and discourage excessive short-term risk taking. This balance is essential to align management with the long-term interests of shareholders.

Consistent with the Company’s commitment to strong corporate governance and responsiveness to its stockholders, in 2024 the Compensation Committee maintained the following compensation policies and practices to drive performance and serve the shareholders’ long-term interests:

✓	DO align pay and performance by directly linking a substantial portion of compensation to the achievement of financial measures that drive stockholder value.	✗	DO NOT base incentive awards on a single performance measure, thereby discouraging unnecessary or excessive risk-taking.
✓	DO provide executive officers with the opportunity to earn market-competitive compensation through a mix of cash and equity compensation, with strong emphasis on performance-based incentive awards.	✗	DO NOT provide guaranteed minimum payouts or uncapped award opportunities.
✓	DO have a robust peer selection process and benchmark executive compensation to target the median of the comparative group of peer companies.	✗	DO NOT provide executive officers with pension or retirement benefits other than pursuant to a 401(k) plan and a deferred compensation plan.
✓	DO require executive officers and directors to own and retain shares of common stock that have significant value to further align interests with stockholders.	✗	DO NOT permit executive officers or directors to engage in derivative or other hedging transactions in the Company’s securities.
✓	DO enhance alignment with long-term stockholder value and executive officer retention with 4-year vesting schedules for equity incentive awards earned for prior-year performance.	✗	DO NOT provide executive officers with excessive perquisites or other personal benefits.
✓	DO enable the Board to “clawback” incentive compensation in the event of an accounting restatement due to material non-compliance with financial reporting requirements.	✗	DO NOT provide single-trigger change of control benefits.
✓	DO maintain a Compensation Committee comprised solely of independent directors.	✗	DO NOT permit executive officers and directors to hold the Company's securities in margin accounts or to otherwise pledge the securities to secure loans.
✓	DO engage an independent compensation consultant to advise the Compensation Committee on executive compensation matters and establishing an appropriate peer group.
✓	DO maintain rigorous executive stock ownership guidelines including 5x base salary for the CEO and 3x base salary for other NEOs

Elements of Our Compensation Program

For 2024, the compensation provided to executive officers consisted of the same elements generally available to non-executive officers: base salary; annual cash incentive compensation; long-term equity incentive compensation; and other perquisites and benefits.

PRINCIPAL ELEMENTS OF PAY
The elements of the Company’s executive compensation program are presented below in summary format.
COMPONENT	FORM	PURPOSE

Base Salary	Cash	Provide a competitive fixed rate of pay recognizing different levels of responsibility and performance within the Company.

Annual Incentive	Performance Cash Award	Reward executives for achieving transactional, operational, financial and strategic objectives.

Long-Term Incentive	Restricted Shares	Provides retention benefits and enhanced stockholder alignment.
	Performance Shares	Rewards executives for absolute and relative long-term total shareholder return growth that enhances stockholder alignment.

Other Benefits and Perquisites	Health, Welfare and Retirement Programs	Executives are generally eligible to participate in the same benefit programs that are offered to non-executive employees. Company benefits are designed to provide market competitive benefits to protect employees’ and their covered dependents’ health and welfare and provide retirement benefits.

Base Salary. The base salary payable to each named executive officer provides a fixed component of compensation that reflects the executive’s position and responsibilities. Base salary is generally targeted to approximate the competitive market median of the peer companies but may deviate from this target based on an individual’s sustained performance, contributions, leadership, experience, expertise, and specific roles within the Company as compared to the benchmark data. The Compensation Committee reviews base salaries annually and may make adjustments to better match competitive market levels or to recognize an executive’s professional growth and development or increased responsibilities. The Compensation Committee also considers the success of each executive officer in developing and executing on strategic plans, exercising leadership, and creating stockholder value.

In consideration of the above, the Compensation Committee approved increases to 2024 base salaries for Messrs. Witherell, Saladino and Connolly as follows:

Name	2024 Base Salary	2023 Base Salary	% Change
Jeffrey E. Witherell	$650,000	$600,000	8.3%
Anthony Saladino	$450,000	$400,000	12.5%
James M. Connolly	$350,000	$300,000	16.7%

Annual Cash Incentive Compensation. Our named executive officers are provided with an annual opportunity to earn cash incentive awards based on the achievement of both objective corporate performance and overall company/individual performance. Cash incentive opportunities for 2024 were established based on a review of competitive market data and internal pay considerations as follows:

Name	2024 Cash Incentives
	Threshold (75%)	Target (100%)	Maximum (125%)
Jeffrey E. Witherell	$600,000	$800,000	$1,000,000
Anthony Saladino	$300,000	$400,000	$500,000
James M. Connolly	$150,000	$200,000	$250,000

Cash bonus awards are calculated under our formulaic cash incentive program with payouts based upon the achievement of objective corporate performance goals and the Compensation Committee’s overall assessment of Company and individual performance. For 2024, the Compensation Committee approved an increase to the portion of the payout tied to the achievement of the pre-established corporate metrics from 50% to 60%.

Annual cash incentive award metrics are approved each year by the Compensation Committee based on our annual business plan, internal budgets and earnings guidance. Based on this review, the following metrics were used for 2024:

Component/Metric	Weighting	Rationale for Inclusion

Core FFO per Share	15%	Key profitability metrics that is used by investors to evaluate the performance of REITs
Net Debt plus Preferred to EBITDA	15%	Meaningful metric that assesses if the balance sheet is positioned to fund external growth opportunities while maintaining a conservative long-term leverage profile
SS Cash NOI Growth	15%	Key indicator of the management team’s effectiveness at leading the Company in the management of our properties
G&A as % of Cash NOI	15%	Key efficient that affects the overall profitability and value of the Company
Discretionary: Overall Company/Individual Performance	40%	Holds our NEOs responsible for successfully performing their responsibilities and assess performance in light of rapidly changing market and business conditions

Payouts for in-between performance are determined by linear interpolation, with no payouts earned for below threshold performance. The following reflects the performance metrics and achievements for the 2024 cash incentive program:

Component/Metric	Weighting	Performance Hurdles			Actual
		Threshold (75%)	Target (100%)	Maximum (125%)
Corporate	60.0%
Core FFO per Share	15%	$1.88	$1.90	$1.92	$1.83
Net debt plus preferred to Adj. EBITDA	15%	7.30x	7.00x	6.80x	6.0x
SS Cash NOI Growth	15%	7.00%	7.25%	7.50%	4.10%
G&A as a % of Cash NOI	15%	11.25%	11.00%	10.75%	10.40%
Discretionary: Overall Company/Individual	40%	See Below

In its assessment of each NEO individual and overall company performance, the Compensation Committee determined that each of the NEO’s meaningfully contributed to progressing our strategy and positioning our Company for accretive growth but in consideration of short-term pressure on financial results that payouts under this component should not exceed target.

The following reflects the approved cash incentive awards for the NEOs:

Name	2024 Target Cash Incentive	2024 Cash Incentive Payout	Payout as a % of Target
Jeffrey E. Witherell	$800,000	$620,000	77.5%
Anthony Saladino	$400,000	$310,000	77.5%
James M. Connolly	$200,000	$155,000	77.5%

Long-Term Equity Incentive Compensation. The Compensation Committee and the independent members of the Board continually evaluate equity compensation in the context of the overall executive compensation program and to ensure that our NEOs are aligned with long-term performance and the interests of our shareholders. The value of equity awards granted to our NEOs is determined by the Compensation Committee based on multiple factors, including market data from our compensation peer group, each individual’s performance in the prior year, and each individual’s expected future contributions to the Company. At the beginning of each year, the Compensation Committee evaluates these factors and determines the size of the annual equity awards it deems reasonable and appropriate to support the Company’s long-term objectives and align executive interests with shareholder value creation.

For 2024, target equity incentive awards for the NEOs were granted 50% in the form of time-based equity awards to promote retention over a multi-year vesting period and 50% in the form of performance-based equity awards designed to motivate and reward our NEOs for sustained long-term performance as follows:

Name	Target Time-Based Equity	Target Performance-Based Equity	Total Target Equity Value
Jeffrey E. Witherell	$900,000	$900,000	$1,800,000
Anthony Saladino	$425,000	$425,000	$850,000
James M. Connolly	$325,000	$325,000	$650,000

Time-based equity awards are granted in restricted stock awards at the end of each year based on the Compensation Committee’s review of the prior year’s performance between 75% and 125% of the target value established at the beginning of the year. Once granted, awards vest ratably over four years.

In February 2025, based on the Compensation Committee’s review of 2024 performance as described under “2024 Performance”, the Compensation Committee awarded Time-based Equity Awards to the NEOs equal to 100% of the target value.

Performance-based Equity Awards are granted in restricted stock units that may be earned between 50% and 200% of target and vest at the conclusion of a three-year performance period based on the achievement of both relative and absolute total shareholder return (“TSR”) performance. No payout will be earned for below threshold performance and payouts for in-between performance will be calculated based on straight-line interpolation. The number of Performance-based Restricted Stock Units that will ultimately become earned and vested will be determined based on the following:

Performance Measure	Weighting	Performance Range
		Threshold (50%)	Target (100%)	Maximum (200%)
3-Year Relative TSR vs. MSCI US REIT Index	65%	-1,200 bps	Index Return	+1,200 bps
3-Year Absolute TSR	35%	21%	30%	39%

Status of In-Cycle Performance-Based Equity Awards

As of December 31, 2024, no performance-based equity awards granted to our NEOs had completed their performance period. Below, we have illustrated the status of our in-cycle Performance-based Equity Awards, which are currently projected to earn no payout illustrating the strong pay-for-performance alignment of our compensation program and the rigorous nature of our performance hurdles.

(1)	Payouts are based on the amounts tracking to be earned based on performance through December 31, 2024, expressed as a percentage of target.

Stock Ownership Guidelines

In April 2025, we adopted stock ownership guidelines pursuant to which our NEOs are required to hold a number of shares of our common stock having a market value equal to or greater than a multiple of each executive’s base salary within five years becoming subject to the guideline. Our CEO is required to own shares of our common stock or common stock equivalents that have a market value equal to at least five times his annual base salary and our other named executive officers must own shares of our common stock or common stock equivalents that have a market value equal to at least three times their annual base salary. After the initial five-year grace period, until the guidelines are met, 50% of any equity awards granted to NEOs cannot be sold, other than for tax settlement purposes.

CEO Pay Ratio

SEC rules require us to set forth the ratio that annual total compensation for Mr. Witherell bears to the median annual total compensation of the Company’s employees, other than Mr. Witherell. The Company has 46 employees located solely within the United States, with 29 located in the Company’s Boston headquarters, and the remaining 17 working in our other corporate offices.

For purposes of calculating annual total compensation under SEC rules, the Company identified a median employee as of December 31, 2023. The median employee was identified by using the same calculation methodology for 2024 total compensation as used for the Chief Executive Officer’s “Total Compensation” as reflected in the Summary Compensation Table. This method was consistently applied to all employees other than the Chief Executive Officer, whose compensation is excluded for purposes of identifying the median employee. The Company used its actual employee population as opposed to a statistical sampling or other method.

Based on this calculation, the 2024 total compensation for our median employee was $136,950 and the 2024 total compensation for Mr. Witherell as reflected in the Summary Compensation Table was $3,108,503. The ratio of Mr. Witherell’s compensation to that of the median employee is 22.7:1. Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, and to apply certain exclusions and to make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio that we have reported.

Clawback Policy

The SEC adopted final rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Act, and the NYSE has adopted listing standards consistent with the SEC rules. On October 31, 2023, we adopted our Incentive Based Compensation Recoupment Policy, or “clawback” policy, in compliance with these standards, a copy of which is publicly filed with our Annual Report on Form 10-K. Under the policy, in the event that the financial results upon which a cash or equity-based incentive award was predicated become the subject of a financial statement that is required because of (i) material non-compliance with financial reporting requirements, or (ii) not material to a previously issued financial statement, but would result in a material misstatement if the error were corrected in the current period financial statements or left uncorrected in the current period financial statement, our Compensation Committee will conduct a review of rewards covered by the policy and recoup any erroneously awarded incentive-based compensation to ensure that the ultimate payout gives retroactive effect to the financial results as restated. The policy covers any cash or equity-based incentive compensation award that was received by a covered officer during the three completed fiscal years immediately preceding the date which is the earlier of (1) the date the Company concludes, or reasonably should have concluded, that the Company is required to prepare a financial restatement and (2) the date a court, regulator or other legally authorized body directs the Company to prepare a financial restatement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee for 2024 were Richard J. DeAgazio, Philip S. Cottone and John W. Guinee. In 2024, no member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries or was formerly an officer of the Company or any of its subsidiaries, and no member had any relationship requiring disclosure as a related person transaction under applicable SEC regulations.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Plymouth Industrial REIT, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Richard J. DeAgazio, Chairperson

Philip S. Cottone

John W. Guinee

COMPENSATION TABLES

2024 Summary Compensation Table

The table below sets forth the compensation awarded to, earned by, or paid in fiscal years 2024, 2023 and 2022 to our named executive officer. The executive officers are referred to in this Proxy Statement as our named executive officers.

As discussed below under “Executive Compensation--Executive Compensation Arrangements” we provide severance benefits to each of our named executive officers.

Below is a Summary Compensation Table setting forth certain compensation that we paid our named executives.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation($)	All Other Compensation ($)(3)	Total ($)
Jeffrey E. Witherell	2024	643,750	1,799,980	620,000	44,773	3,108,503
Chief Executive Officer	2023	600,000	1,663,998	861,900	38,947	3,164,845
	2022	550,000	744,977	885,000	45,871	2,225,848

Anthony Saladino	2024	443,750	875,002	310,000	30,486	1,659,238
Executive Vice President	2023	400,000	827,997	430,950	31,178	1,690,125
and Chief Financial Officer	2022	325,000	166,500	458,000	42,405	991,905

James M. Connolly	2024	343,750	649,989	155,000	55,794	1,204,533
Executive Vice President/	2023	300,000	623,987	215,475	40,518	1,179,980
Asset Management	2022	300,000	239,982	200,000	45,518	785,500

__________

(1)	Amounts reflect the aggregate grant date fair value of each award as determined under FASB ASC Topic 718. See note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024, for a discussion of the assumptions used in valuing the 2024 awards. Certain of the amounts reflected will only vest upon the achievement of sufficient future performance and do not necessarily reflect the amounts that will actually be realized under the respective awards.
(2)	Amounts reflect (a) awards of 39,398, 21,796 and 14,774 restricted shares granted to Messrs. Witherell, Saladino and Connolly, respectively, all granted in 2024 in connection with the 2024 compensation program, which are valued at $21.93 per share (the closing price of our common stock on the day of grant, February 14, 2024) and (b) 44,031, 20,793 and 15,900 of performance units granted to Messrs. Witherell, Saladino and Connolly, respectively, all granted on April 15, 2024, which are valued at $20.44 per unit based on the anticipated performance at the time of grant, which is the probable outcome used to value these awards on the grant date using a Monte Carlo simulation. These performance awards vest on December 31, 2026, and, at anticipated performance, the grant date fair values are $899,994, $425,009 and $324,996 for Messrs. Witherell, Saladino and Connolly, respectively. The maximum potential value of these performance awards, assuming the highest level of achievement, is as follows: $1,799,987, $850,018 and $649,992 for Messrs. Witherell, Saladino and Connolly, respectively.
(3)	Amounts reflect company-paid disability and life insurance premiums for each named executive officer and SEP contributions paid on behalf of each Named Executive Officer. The premiums paid by the Company under company sponsored health care insurance, dental insurance, long-term disability insurance and life insurance available to all employees are excluded.

Grants of Plan Based Awards

The following table sets forth certain information with respect to restricted stock awards and non-equity cash incentives granted during the year ended December 31, 2024, for each named executive officer with respect to annual bonus and long-term incentive compensation, all of which were granted under the Third Amended and Restated 2014 Incentive Award Plan (the “Incentive Award Plan”). No options or other securities were granted during the year ended December 31, 2024.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares(3)	Grant Date Fair Value of Stock and Option Awards (4)
Name	Grant Date(1)	Threshold	Target	Maximum	Threshold	Target	Maximum
Jeffrey E. Witherell	2/14/2025	—	—	—	—	—	—	53,956	$ 899,986
	4/15/2024	—	—	—	22,016	44,031	88,062	—	$ 899,994

Anthony Saladino	2/14/2025	—	—	—	—	—	—	26,978	$ 449,993
	4/15/2024	—	—	—	10,397	20,793	41,586	—	$ 425,009

James M. Connolly	2/14/2025	—	—	—	—	—	—	19,484	$ 324,993
	4/15/2024	—	—	—	7,950	15,900	31,800	—	$ 324,996

__________

(1)	Reflects the date such awards were made effective.
(2)	Reflects performance units granted under our Incentive Award Plan, the material terms of which are described in the “Compensation Discussion and Analysis” under “Long-Term Equity Incentive Compensation.” The amounts actually earned with respect to such performance units, if any, would not be earned until the end of the applicable performance period.
(3)	Amounts reflect the number of restricted shares granted in 2025 for performance in 2024. Each of these grants vests in four equal annual installments, beginning on February 14th of the year following the date of grant.
(4)	Amounts reflect the aggregate grant date fair value of each stock award as determined under FASB ASC Topic 718. Amounts reflected were not actually received in 2024 and do not necessarily reflect the amounts that will actually be realized with respect to the equity-based awards.

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table sets forth all outstanding equity awards held by each of our named executive officers at December 31, 2024.

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeffrey E. Witherell	99,398	1,769,284	—(2)(3)	—
Anthony Saladino	45,075	802,335	—(2)(3)	—
James M. Connolly	38,043	677,165	—(2)(3)	—

_____________

(1)	The market value of unvested restricted common stock is calculated by multiplying the number of unvested shares of restricted common stock held by the applicable named executive officer by the closing price of our common stock on December 31, 2024, which was $17.80.
(2)	Amounts reflect unvested performance units granted in 2023. The vesting and material terms of the award are described in the "Compensation Discussion and Analysis" under "Long-Term Equity Incentive Compensation." The number of unvested performance units granted in 2023 for all NEOs is calculated by taking the target number of performance units multiplied by 0%, which is the weighted average percentage under the assumption of a target achievement of the MSCI US REIT Index Units through December 31, 2024. All performance units vest on December 31, 2025, subject to satisfaction of performance criteria for Messrs. Witherell, Saladino and Connolly, respectively.
(3)	Amounts reflect unvested performance units granted in 2024. The vesting and material terms of the award are described in the "Compensation Discussion and Analysis" under "Long-Term Equity Incentive Compensation." The number of unvested performance units granted in 2024 for all NEOs is calculated by taking the target number of performance units multiplied by 0%, which is the weighted average percentage under the assumption of a target achievement of the MSCI US REIT Index Units through December 31, 2024. All performance units vest on December 31, 2026, subject to satisfaction of performance criteria for Messrs. Witherell, Saladino and Connolly, respectively.

2024 Option Exercises and Stock Vested

The following table sets forth certain information with respect to restricted stock grants that vested during 2024. As of December 31, 2024, the Company had no outstanding options to acquire our common stock.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting ($)
Jeffrey E. Witherell	32,654	721,790
Anthony Saladino	9,093	198,919
James M. Connolly	11,644	255,353

_____________

(1)	The number of shares reported were acquired as a result of the periodic vesting (four equal annual installments, commencing on the first anniversary of the date of grant) of the awards of such shares, the value of which is based on the closing price of our common stock on the first trading day following the vesting of such awards.

Executive Compensation Arrangements

Employment Agreements. The Company entered into an amended and restated employment agreement with Mr. Witherell in June 2019, and additionally entered into employment agreements with each of Mr. Saladino and Mr. Connolly in February 2022 and September 2021, respectively. The following is a summary of the material terms of the employment agreements.

Each of the employment agreements with our named executive officers is subject to a term that ended on December 31, 2024, but is automatically extended for successive one-year periods unless earlier terminated.

Under the employment agreements, Messrs. Witherell, Saladino, and Connolly receive annual base salaries in the amounts reflected in the “Summary Compensation Table” above, all of which are subject to increase at the discretion of our Compensation Committee. In addition, each of Messrs. Witherell, Saladino and Connolly are eligible to receive annual cash with target amounts equal to 100% of such named executive officers’ base salary. The actual amount of any such bonuses will be determined by reference to the attainment of applicable Company and/or individual performance objectives, as determined by our Compensation Committee. In addition, each of our named executive officers is eligible to participate in our health, welfare and fringe benefit plans, and, subject to certain restrictions, healthcare benefits will be provided to them and their eligible dependents at the Company’s sole expense.

Pursuant to the terms of the employment agreements, if our named executive officers’ employment is terminated by the Company without “cause,” by the executive for “good reason” (each as defined in the applicable employment agreement) or because the Company elects not to renew the term of the employment agreement, then, in addition to any accrued amounts, the executive will be entitled to receive the following:

•	An amount, payable over a 12-month period, equal to (a) three times with respect to Mr. Witherell and (b) two times with respect to Messrs. Saladino and Connolly the sum of (1) the executive’s annual base salary then in effect, (2) the average annual bonus earned by the executive for the two prior fiscal years (substituting target bonus in the average for any fiscal year not yet completed if fewer than two fiscal years have been completed) and (3) the average value of any annual equity awards(s) made to the executive during the prior two fiscal years (excluding the initial grant of restricted stock described above, any award(s) granted pursuant to a multi-year, outperformance or long-term performance program and any other non-recurring awards), or if fewer than two years have elapsed, over such lesser number of years; and
•	accelerated vesting of all outstanding equity awards held by the executive as of the termination date; and
•	Company-paid continuation healthcare coverage for 18 months after the termination date.

The executive’s right to receive the severance payments and benefits described above is subject to his delivery and non-revocation of an effective general release of claims in favor of the Company. The employment agreements also contain customary confidentiality and twelve-month post-employment non-solicitation provisions.

Upon a termination of employment by reason of death or disability, the executive or his estate will be entitled to accelerated vesting of all outstanding equity awards held by the executive as of the termination date, in addition to any accrued amounts.

In addition, upon a change in control of the Company (as defined in the Incentive Award Plan described below), Messrs. Witherell, Saladino and Connolly will be entitled to accelerated vesting of all outstanding equity awards held by such executive as of the date of the change in control.

Change in Control Agreements. The Company entered into Change in Control Severance Agreements with each of Messrs. Witherell, Saladino and Connolly in June 2019, December 2021, and September 2021, respectively (collectively, the “Change in Control Agreements”).  Each Change in Control Agreement provides that in the event the executive’s employment is terminated other than for “cause” or if the executive resigns for “good reason” (each as defined in the applicable Change in Control Agreement) following a change in control of the Company (or upon a termination other than for “cause” prior to, but in anticipation, of a change in control of the Company), the executive will be entitled to certain severance benefits, consisting of the following: an amount equal to (a) two and a half times with respect to Mr. Witherell and (b) two times with respect to Messrs. Saladino and Connolly the sum of (l) the executive’s annual base salary then in effect, (2) the average annual bonus earned by the executive for the two prior fiscal years (substituting target bonus in the average for any fiscal year not yet completed if fewer than two fiscal years have been completed) and (3) the average value of any annual equity awards(s) made to the executive during the prior two fiscal years; accelerated vesting of all outstanding equity awards held by the executive as of the termination date; accelerated vesting of all nonqualified deferred compensation arrangements; and Company-paid continuation healthcare coverage for 18 months after the termination date.

To the extent that any change in control payment or benefit set forth in either the employment agreements or the Change in Control Agreements would be subject to an excise tax imposed in connection with Section 4999 of the Internal Revenue Code, such payments and/or benefits may be subject to a “best pay cap” reduction to the extent necessary so that the executive receives the greater of the (a) net amount of the change in control payments and benefits reduced such that such payments and benefits will not be subject to the excise tax and (b) net amount of the change in control payments and benefits without such reduction.

Name	Triggering Event	Severance	Accelerated Equity Awards ($)	Medical Insurance Premiums ($)
Jeffrey E. Witherell	Change of Control	$7,807,348	$1,769,284	$49,580
	Without Cause, For Good Reason or Company Non-Renewal	$9,368,817	$1,769,284	$49,580
	Death of Disability	$—	$1,769,284	$—
Anthony Saladino	Change of Control	$3,343,949	$802,335	$56,322
	Without Cause, For Good Reason or Company Non-Renewal	$3,343,949	$802,335	$56,322
	Death of Disability	$—	$802,335	$—
James M. Connolly	Change of Control	$2,344,451	$677,165	$56,322
	Without Cause, For Good Reason or Company Non-Renewal	$2,344,451	$677,165	$56,322
	Death of Disability	$—	$677,165	$—

Equity Grant Timing

During 2024, we did not take into account any material nonpublic information when determining the timing and terms of equity incentive awards, and we did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. During 2024, we did not grant stock options to our named executive officers.

PAY VERSUS PERFORMANCE

The following table reports the compensation of our CEO (our Principal Executive Officer, or PEO) and the average compensation of the other Named Executive Officers (Other NEOs) as reported in the Summary Compensation Table in our proxy statements for the past five years, as well as their “compensation actually paid” (CAP), as calculated pursuant to SEC rules and certain performance measures required by the rules. The CAP values included in the table below reflect a measure of compensation which is a combined realizable and realized pay measure predicated on fair value. The grant date fair values included in the Summary Compensation Table (SCT) have been replaced with fair values reflecting the change in value of equity awards during the fiscal year.

Pay versus Performance Table

Year	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(1)(2) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(1) ($)	Average Compensation Actually Paid to non-PEO NEOs(1)(2) ($)	Value of Initial Fixed $100 Investment Based On:		Net Income ($mms)	Core FFO per Share ($)
					Total Shareholder Return(3) ($)	Peer Group Total Shareholder Return(4) ($)
2024	3,108,503	1,112,979	1,431,886	643,603	124.15	123.47	142.367	1.83
2023	3,195,306	3,966,346	1,467,072	1,728,117	160.34	113.54	13.807	1.84
2022	2,256,580	1,392,434	914,375	672,114	122.70	99.82	(17.096)	1.83
2021	1,582,241	2,627,516	789,935	1,220,438	195.57	132.23	(15.267)	1.71
2020	1,210,608	1,110,033	743,690	659,266	88.23	92.43	(14.462)	1.86

_____________

(1)	Reflects summary compensation table amounts and Compensation Actually Paid to our PEO and the average summary compensation table amounts and Compensation Actually Paid to our Non-PEO NEOs, which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs
2024	Jeffrey E. Witherell (CEO)	Anthony Saladino (EVP and CFO); James M. Connolly (EVP – Asset Management)
2023	Jeffrey E. Witherell (CEO)	Anthony Saladino (EVP and CFO); James M. Connolly (EVP – Asset Management)
2022	Jeffrey E. Witherell (CEO)	Anthony Saladino (EVP and CFO); and James M. Connolly (EVP – Asset Management)
2021	Jeffrey E. Witherell (CEO)	James M. Connolly (EVP – Asset Management)

_____________

(2)	Compensation Actually Paid is calculated in accordance with SEC rules. Adjustments made to each NEO’s total compensation for each year to determine Compensation Actually Paid are shown in the table below:

Adjustments to Determine Compensation “Actually Paid” for PEO	2024	2023	2022	2021
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	$(1,799,980)	$(1,663,998)	$(744,977)	$(380,250)
Increase/decrease based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	$946,713	$2,173,965	$(464,725)	$488,750
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	$(1,078,065)	$190,148	$514,906	$800,000
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	$(64,192)	$70,925	$(169,350)	$136,775
Total Adjustments	$(1,995,524)	$771,040	$(864,146)	$1,045,275

Adjustments to Determine Compensation “Actually Paid” for Non-PEOs (Average)	2024	2023	2022	2021
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	$(762,496)	$(725,992)	$(220,492)	$(152,100)
Increase/decrease based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	$427,710	$926,632	$(133,542)	$204,000
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	$(431,063)	$48,866	$152,398	$320,000
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	$(22,434)	$11,539	$(40,624)	$58,603
Total Adjustments	$(788,283)	$261,045	$(242,260)	$430,503

_____________

(3)	Reflects the value of an initial investment of $100 in our Company’s stock on December 31, 2019, assuming dividends are reinvested throughout the period.
(4)	Reflects the value of an initial investment of $100 in the MSCI US REIT Index on December 31, 2019, assuming dividends are reinvested throughout the period

Tabular List of Most Important Financial Measures

The following reflect the financial measures that we have determined represent the most important financial measures used to link compensation actually paid to performance for 2024:

Absolute Total Shareholder Return

Core FFO per Share

G&A as a % of Cash NOI

Net Debt plus Preferred to EBITDA

Relative Total Shareholder Return

Same-Store Cash NOI Growth

Relationship between Compensation Actually Paid and Performance

Compensation Actually Paid and Core FFO per Share
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
$2.10
$2.00
$1.90
$1.80
$1.70
$1.60
$1.50
$1.40
$1.86
$2,628
$1.71
$1.83
$3,966
$1.84
$1.83
$1,728
$1,392
$1,220
$1,110
$1,113
$659
$672
$644
2020
2021
2022
2023
2024
*Compensation in $000s
PEO Pay
NEO Pay
Core FFO/Share

Compensation Actually Paid and Net Income ($mms)
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
$155.0
$135.0
$115.0
$95.0
$75.0
$55.0
$35.0
$15.0
-$5.0
-$25.0
$1,110
$659
-$14.5
$2,628
$1,220
-$15.3
$1,392
$672
-$17.1
$3,966
$1,728
$13.8
$142.4
$1,113
$644
2020
2021
2022
2023
2024
*Compensation in $000s
PEO Pay
NEO Pay
Net Income

Compensation Actually Paid and TSR
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
$220
$170
$120
$70
$20
($30)
$195.57
$3,966
$160.34
$132.23
$122.70
$124.15
$88.23
$2,628
$113.54
$123.47
$99.82
$92.43
$1,728
$1,392
$1,220
$1,110
$1,113
$659
$672
$644
2020
2021
2022
2023
2024
*Compensation in $000s
PEO Pay
NEO Pay
PLYM TSR
MSCI US REIT

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Future Transactions with Related Persons

We have adopted and maintain a written policy for the review and approval of related party transactions requiring disclosure under Rule 404(a) of Regulation S-K. This policy provides that the Nominating and Corporate Governance Committee is responsible for reviewing and approving or disapproving all related party transactions, meaning any transaction, arrangement or relationship in which (a) the amount involved may be expected to exceed $120,000 in any fiscal year, (b) the Company will be a participant, and (c) a related person has a direct or indirect material interest. A related person is defined as an executive officer, director or nominee for election as director, or a greater than 5% beneficial owner of our common stock, or an immediate family member of the foregoing. The policy may deem certain related party transactions to be preapproved.

Related Party Transactions

Except as described below, there have been no transactions since January 1, 2024 in which we were a party, the amount involved exceeded or will exceed $120,000 and in which any related person had a direct or indirect material interest.

Executive Agreements

We have entered into employment agreements and change in control agreements with our executive officers, which provide for salary, bonus, and other benefits, including severance upon termination of employment under certain circumstances. The material terms of the agreements are described above under “Executive Compensation—Executive Compensation Arrangements.”

Incentive Award Plan

An aggregate of 127,890 shares of our common stock and LTIP units are available for issuance under awards granted pursuant to the Incentive Award Plan as of December 31, 2024.

Indemnification of Officers and Directors

Our charter and bylaws provide for certain indemnification rights for our directors and officers and we have entered into an indemnification agreement with each of our executive officers and directors, providing for procedures for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us or, at our request, service to other entities, as officers, directors, partners, trustees, managers or members to the maximum extent permitted by Maryland law.

STOCKHOLDER PROPOSALS FOR THE 2026 ANNUAL MEETING

At the annual meeting each year, the Board of Directors submits to stockholders its nominees for election as directors. In addition, the Board may submit other matters to the stockholders for action at the annual meeting. Stockholders may also submit proposals for action at the annual meeting.

Proposals for Inclusion in Our Proxy Statement for the 2026 Annual Meeting

Stockholders interested in submitting a proposal for inclusion in our proxy materials for the 2026 annual meeting of stockholders (the “2026 Annual Meeting”) may do so by following the procedures described in Rule 14a-8 of the Exchange Act. If the 2026 Annual Meeting is held within 30 days of June 12, 2026, stockholder proposals must be received by Jeffrey E. Witherell at our principal executive offices at 20 Custom House Street, 11th Floor, Boston, Massachusetts 02110, no later than 5:00 p.m., Eastern Time on January 1, 2026, in order for such proposals to be considered for inclusion in the Proxy Statement and form of proxy relating to such meeting.

Other Stockholder Proposals for Presentation at the 2026 Annual Meeting

Any stockholder proposals (including recommendations of nominees for election to the Board of Directors) intended to be presented at the Company’s 2026 annual meeting, other than a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8, must be received in writing at our principal executive offices no earlier than December 2, 2025, nor later than 5:00 p.m., Eastern Time on January 1, 2026, together with all supporting documentation required by our bylaws. For more complete information on these requirements, please refer to our bylaws.

In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 of the Exchange Act no later than April 13, 2026.

OTHER MATTERS

As of the date of this Proxy Statement, management does not know of any other matters to be brought before the Annual Meeting other than those set forth herein. However, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE SUBMIT A PROXY BY INTERNET OR, IF YOU REQUEST WRITTEN PROXY MATERIALS BY RETURNING A COMPLETED, SIGNED AND DATED PROXY CARD OR
VOTING INSTRUCTION FORM.

By Order of the Board of Directors,

Jeffrey E. Witherell
Chairman of the Board

April 30, 2025

APPENDIX A

PLYMOUTH INDUSTRIAL REIT, INC. AND

PLYMOUTH INDUSTRIAL OP, LP

FOURTH AMENDED AND RESTATED 2014 INCENTIVE AWARD PLAN

ARTICLE 1

PURPOSE

The purpose of the Plymouth Industrial REIT, Inc. and Plymouth Industrial OP, LP Fourth Amended and Restated 2014 Incentive Award Plan (the "Plan") is to promote the success and enhance the value of Plymouth Industrial REIT, Inc., a Maryland corporation (the "Company"), and Plymouth Industrial OP, LP, a Delaware limited partnership (the "Partnership"), by linking the individual interests of Employees, Consultants, members of the Board to those of the Company's stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to the Company's stockholders. The Plan is further intended to provide flexibility to the Company, the Partnership and their subsidiaries in their ability to motivate, attract, and retain the services of those individuals upon whose judgment, interest, and special effort the successful conduct of the Company's and the Partnership's operations is largely dependent.

ARTICLE 2

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 "Administrator" shall mean the entity that conducts the general administration of the Plan as provided in Article 11 hereof. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 11.6 hereof, or which the Board has assumed, the term "Administrator" shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2 "Affiliate" shall mean the Partnership, any Parent or any Subsidiary.

2.3 "Applicable Accounting Standards" shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company's financial statements under United States federal securities laws from time to time.

2.4 "Applicable Law" shall mean any applicable law, including without limitation, (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

2.5 "Award" shall mean an Option, a Restricted Stock award, a Performance Award, a Dividend Equivalent award, a Stock Payment award, a Restricted Stock Unit award, a Performance Share award, an Other Incentive Award, an LTIP Unit award or a Stock Appreciation Right, which may be awarded or granted under the Plan.

2.6 "Award Agreement" shall mean any written notice, agreement, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan.

2.7 "Board" shall mean the Board of Directors of the Company.

2.8 "Change in Control" shall mean the occurrence of any of the following events:

(a) A transaction or series of transactions (other than an offering of Shares to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any "person" or related "group" of "persons" (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, the Partnership or any Subsidiary, an employee benefit plan maintained by any of the foregoing entities or a "person" that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than thirty percent (30%) of the total combined voting power of the Company's securities outstanding immediately after such acquisition; or

(b) During any period of two (2) consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.8(a) or Section 2.8(c) hereof) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the two (2)-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company's assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction:

(i) Which results in the Company's voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of, the Company's assets or otherwise succeeds to the business of the Company (the Company or such person, the "Successor Entity")) directly or indirectly, at least a majority of the combined voting power of the Successor Entity's outstanding voting securities immediately after the transaction, and

(ii) After which no person or group beneficially owns voting securities representing thirty percent (30%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.8(c)(ii) as beneficially owning thirty percent (30%) or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d) Approval by the Company's stockholders of a liquidation or dissolution of the Company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a "change in control event" (within the meaning of Code Section 409A). Consistent with the terms of this Section 2.8, the Administrator shall have full and final authority to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto.

2.9 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.

2.10 "Committee" shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board described in Article 11 hereof.

2.11 "Common Stock" shall mean the common stock of the Company, par value $0.01 per share.

2.12 "Company" shall mean Plymouth Industrial REIT, Inc., a Maryland corporation.

2.13 "Consultant" shall mean any consultant or advisor of the Company, the Partnership or any Subsidiary who qualifies as a consultant or advisor under the applicable rules of Form S-8 Registration Statement.

2.14 "Director" shall mean a member of the Board, as constituted from time to time.

2.15 "Dividend Equivalent" shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 8.2 hereof.

2.16 "DRO" shall mean a "domestic relations order" as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.17 "Effective Date" shall mean the date the Plan is adopted by the Board, subject to approval of the Plan by the Company's stockholders.

2.18 "Eligible Individual" shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Administrator.

2.19 "Employee" shall mean any officer or other employee (within the meaning of Section 3401 (c) of the Code) of the Company, the Partnership or any Subsidiary.

2.20 "Equity Restructuring" shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding stock-based Awards.

2.21 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.22 "Expiration Date" shall have the meaning provided in Section 12.1 hereof.

2.23 "Fair Market Value" shall mean, as of any given date, the value of a Share determined as follows:

(a) If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) listed on any national market system or (iii) listed, quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, If there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

2.24 "Greater Than 10% Stockholder" shall mean an individual then-owning (within the meaning of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any "parent corporation" or "subsidiary corporation" (as defined in Sections 424(e) and 424(f) of the Code, respectively).

2.25 "Incentive Stock Option" shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.26 "LTIP Unit" shall mean, to the extent authorized by the Partnership Agreement, a unit of the Partnership that is granted pursuant to Section 8.7 hereof and is intended to constitute a "profits interest" within the meaning of the Code.

2.27 "Non-Employee Director" shall mean a Director of the Company, who is not an Employee.

2.28 "Non-Qualified Stock Option" shall mean an Option that is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.

2.29 "Option" shall mean a right to purchase Shares at a specified exercise price, granted under Article 5 hereof. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

2.30 "Other Incentive Award" shall mean an Award denominated in, linked to or derived from Shares or value metrics related to Shares, granted pursuant to Section 8.6 hereof.

2.31 "Parent" shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.32 "Participant" shall mean an Eligible Individual who has been granted an Award pursuant to the Plan.

2.33 "Partnership" shall mean Plymouth Industrial OP, LP., a Delaware limited partnership.

2.34 "Partnership Agreement" shall mean the Amended and Restated Agreement of Limited Partnership of Plymouth Industrial OP LP, as the same may be amended, modified or restated from time to time.

2.35 "Performance Award" shall mean an Award that is granted under Section 8.1 hereof.

2.36 "Performance Criteria" shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(a) The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization, and (E) non-cash equity-based compensation expense); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital; (ix) return on stockholders' equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs; (xiv) funds from operations; (xv) expenses; (xvi) working capital; (xvii) earnings per share; (xviii) adjusted earnings per share; (xix) price per Share; (xx) leasing activity; (xxi) implementation or completion of critical projects; (xxii) market share; (xxiii) economic value; (xxiv) debt levels or reduction; (xxv) sales-related goals; (xxvi) comparisons with other stock market indices; (xxvii) operating efficiency; (xxviii) financing and other capital raising transactions; (xxix) recruiting and maintaining personnel; (xxx) year-end cash; (xxxi) acquisition activity; (xxxii) investment sourcing activity; (xxxiii) customer service; and (xxxiv) marketing initiatives, any of which may be measured either in absolute terms for the Company or any operating unit of the Company or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(b) The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include, but are not limited to, one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the sale or disposition of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments; (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company's core, on-going business activities; (xiv) items related to acquire in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual or nonrecurring events or changes in Applicable Law, accounting principles or business conditions.

2.37 "Performance Goals" shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall performance of the Company, the Partnership, any Subsidiary, any division or business unit thereof or an individual. The achievement of each Performance Goal shall be determined in accordance with Applicable Accounting Standards.

2.38 "Performance Period" shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant's right to, and the payment of, a Performance Award.

2.39 "Performance Share" shall mean a contractual right awarded under Section 8.5 hereof to receive a number of Shares or the cash value of such number of Shares based on the attainment of specified Performance Goals or other criteria determined by the Administrator.

2.40 "Permitted Transferee" shall mean, with respect to a Participant, any "family member" of the Participant, as defined under the General Instructions to Form S-8 Registration Statement under the Securities Act or any successor Form thereto, or any other transferee specifically approved by the Administrator, after taking into account Applicable Law.

2.41 "Plan" shall mean this Plymouth Industrial REIT, Inc. and Plymouth Industrial REIT OP, LP Fourth Amended and Restated 2014 Incentive Award Plan, as it may be amended from time to time.

2.42 "Program" shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.43 "REIT" shall mean a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

2.44 "Restricted Stock" shall mean an award of Shares made under Article 7 hereof that is subject to certain restrictions and may be subject to risk of forfeiture.

2.45 "Restricted Stock Unit" shall mean a contractual right awarded under Section 8.4 hereof to receive in the future a Share or the cash value of a Share.

2.46 "Securities Act" shall mean the Securities Act of 1933, as amended.

2.47 "Share Limit" shall have the meaning provided in Section 3.1(a) hereof.

2.48 "Shares" shall mean shares of Common Stock.

2.49 "Stock Appreciation Right" shall mean a stock appreciation right granted under Article 10 hereof.

2.50 "Stock Payment" shall mean a payment in the form of Shares awarded under Section 8.3 hereof.

2.51 "Subsidiary" shall mean (a) a corporation, association or other business entity of which fifty percent (50%) or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Company, the Partnership and/or by one or more Subsidiaries, (b) any partnership or limited liability company of which fifty percent (50%) or more of the equity interests are owned, directly or indirectly, by the Company, the Partnership and/or by one or more Subsidiaries, and (c) any other entity not described in clauses (a) or (b) above of which fifty percent (50%) or more of the ownership and the power (whether voting interests or otherwise), pursuant to a written contract or agreement, to direct the policies and management or the financial and the other affairs thereof, are owned or controlled by the Company, the Partnership and/or by one or more Subsidiaries.

2.52 "Substitute Award" shall mean an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, in any case, upon the assumption of, or in substitution for, an outstanding equity award previously granted by a company or other entity that is a party to such transaction; provided, however, that in no event shall the term "Substitute Award" be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.53 "Successor Entity" shall have the meaning provided in Section 2.8(c)(i) hereof.

2.54 "Termination of Service" shall mean:

(a) As to a Consultant, the time when the engagement of a Participant as a Consultant to the Company and its Affiliates is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment and/or service as an Employee and/or Director with the Company or any Affiliate.

(b) As to a Non-Employee Director, the time when a Participant who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Participant simultaneously commences or remains in employment and/or service as an Employee and/or Consultant with the Company or any Affiliate.

(c) As to an Employee, the time when the employee-employer relationship between a Participant and the Company and its Affiliates is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement, but excluding terminations where the Participant simultaneously commences or remains in service as a Consultant and/or Director with the Company or any Affiliate.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether any Termination of Service resulted from a discharge for cause and whether any particular leave of absence constitutes a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of any Program, Award Agreement or otherwise, or as otherwise required by Applicable Law, a leave of absence, change in status from an employee to an independent contractor or other change in the employee- employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code. For purposes of the Plan, a Participant's employee-employer relationship or consultancy relationship shall be deemed to be terminated in the event that the Affiliate employing or contracting with such Participant ceases to remain an Affiliate following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 3

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to Section 3.1(b) and Section 12.2 hereof, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is One Million Eight Hundred Seventy-Five Thousand (1,875,000) Shares (the "Share Limit"). For the avoidance of doubt, the Share Limit includes Shares previously reserved for issuance under the Plan. In order that the applicable regulations under the Code relating to Incentive Stock Options be satisfied, the maximum number of Shares that may be issued under the Plan upon the exercise of Incentive Stock Options shall be One Million Eight Hundred Seventy-Five Thousand (1,875,000) Shares. Subject to Section 12.2 hereof, each LTIP Unit issued pursuant to an Award shall count as one Share for purposes of calculating the aggregate number of Shares available for issuance under the Plan as set forth in this Section 3.1(a) and for purposes of calculating the Individual Award Limit set forth in Section 3.3 hereof.

(b) If any Shares subject to an Award are forfeited or expire or such Award is settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan and shall be added back to the Share Limit in the same number of Shares as were debited from the Share Limit in respect of the grant of such Award (as may be adjusted in accordance with Section 12.2 hereof). Notwithstanding anything to the contrary contained herein, the following Shares shall not be added back to the Share Limit and will not be available for future grants of Awards: (i) Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options. Any Shares repurchased by the Company under Section 8.4 hereof at the same price paid by the Participant so that such Shares are returned to the Company will again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c) Substitute Awards shall not reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines, has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.

3.2 Stock Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock or, if authorized by the Board, Common Stock purchased on the open market.

ARTICLE 4

GRANTING OF AWARDS

4.1 Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom one or more Awards shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

4.2 Award Agreement. Each Award shall be evidenced by an Award Agreement stating the terms and conditions applicable to such Award, consistent with the requirements of the Plan and any applicable Program.

4.3 Limitations Applicable to Section 16 Persons. Notwithstanding anything contained herein to the contrary, with respect to any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, the Plan, any applicable Program and the applicable Award Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule, and such additional limitations shall be deemed to be incorporated by reference into such Award to the extent permitted by Applicable Law.

4.4 At-Will Service. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Participant any right to continue as an Employee, Director or Consultant of the Company or any Affiliate, or shall interfere with or restrict in any way the rights of the Company or any Affiliate, which rights are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of any Participant's employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Participant and the Company or any Affiliate.

4.5 Foreign Participants. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Affiliates operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Affiliates shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the Share Limit contained in Section 3.1 hereof; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law.

4.6 Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

ARTICLE 5

GRANTING OF OPTIONS

5.1 Granting of Options to Eligible Individuals. The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.

5.2 Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any "parent corporation" or "subsidiary corporation" of the Company (as defined in Sections 424(e) and 424(1) of the Code, respectively). No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Participant, to disqualify such Option from treatment as an "incentive stock option" under Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which "incentive stock options" (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Participant during any calendar year under the Plan and all other plans of the Company or any "parent corporation" or "subsidiary corporation" of the Company (as defined in Section 424(e) and 424(1) of the Code, respectively) exceeds one hundred thousand dollars ($100,000), the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other "incentive stock options" into account in the order in which they were granted and the Fair Market Value of stock shall be determined as of the time the respective options were granted. In addition, to the extent that any Options otherwise fail to qualify as Incentive Stock Options, such Options shall be treated as Nonqualified Stock Options.

5.3 Option Exercise Price. The exercise price per Share subject to each Option shall be set by the Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

5.4 Option Term. The term of each Option shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Participant has the right to exercise the vested Options, which time period may not extend beyond the stated term of the Option. Except as limited by the requirements of Section 409A or Section 422 of the Code, the Administrator may extend the term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Participant, and may amend any other term or condition of such Option relating to such a Termination of Service.

5.5 Option Vesting.

(a) The terms and conditions pursuant to which an Option vests in the Participant and becomes exercisable shall be determined by the Administrator and set forth in the applicable Award Agreement. Such vesting may be based on service with the Company or any Affiliate, any of the Performance Criteria, or any other criteria selected by the Administrator. At any time after the grant of an Option, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the vesting of the Option.

(b) No portion of an Option which is exercisable at a Participant's Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in an applicable Program, the applicable Award Agreement or by action of the Administrator following the grant of the Option.

5.6 Substitute Awards. Notwithstanding the foregoing provisions of this Article 5 to the contrary, in the case of an Option that is a Substitute Award, the price per Share of the Shares subject to such Option may be less than the Fair Market Value per share on the date of grant; provided, however, that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

5.7 Substitution of Stock Appreciation Rights. The Administrator may, in its sole discretion, substitute an Award of Stock Appreciation Rights for an outstanding Option at any time prior to or upon exercise of such Option; provided, however, that such Stock Appreciation Rights shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price and remaining term as the substituted Option.

ARTICLE 6

EXERCISE OF OPTIONS

6.1 Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of Shares.

6.2 Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Participant or other person then entitled to exercise the Option or such portion of the Option;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law. The Administrator may, in its sole discretion, also take such additional actions as it deems appropriate to effect such compliance, including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c) In the event that the Option shall be exercised pursuant to Section 10.3 hereof by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and

(d) Full payment of the exercise price and applicable withholding taxes to the stock administrator of the Company for the Shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by the Administrator in accordance with Sections 10.1 and 10.2 hereof.

6.3 Notification Regarding Disposition. The Participant shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two (2) years after the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) of such Option to such Participant, or (b) one (1) year after the date of transfer of such Shares to such Participant.

ARTICLE 7

RESTRICTED STOCK

7.1 Award of Restricted Stock.

(a) The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

(b) The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock to the extent required by Applicable Law.

7.2 Rights as Stockholders. Subject to Section 7.4 hereof, upon issuance of Restricted Stock, the Participant shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in an applicable Program or in the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the shares shall be subject to the restrictions set forth in Section 7.3 hereof.

7.3 Restrictions. All shares of Restricted Stock (including any shares received by Participants thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of an applicable Program or the applicable Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Participant's continued employment, directorship or consultancy with the Company, the Performance Criteria, Company or Affiliate performance, individual performance or other criteria selected by the Administrator. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of any Program or by the applicable Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

7.4 Repurchase or Forfeiture of Restricted Stock. If no purchase price was paid by the Participant for the Restricted Stock, upon a Termination of Service, the Participant's rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a purchase price was paid by the Participant for the Restricted Stock, upon a Termination of Service the Company shall have the right to repurchase from the Participant the unvested Restricted Stock then-subject to restrictions at a cash price per share equal to the price paid by the Participant for such Restricted Stock or such other amount as may be specified in an applicable Program or the applicable Award Agreement. The Administrator in its sole discretion may provide that, upon certain events, including, without limitation, a Change in Control, the Participant's death, retirement or disability, any other specified Termination of Service or any other event, the Participant's rights in unvested Restricted Stock shall not terminate, such Restricted Stock shall vest and cease to be forfeitable and, if applicable, the Company shall cease to have a right of repurchase.

7.5 Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its sole discretion, retain physical possession of any stock certificate until such time as all applicable restrictions lapse.

ARTICLE 8

PERFORMANCE AWARDS; DIVIDEND EQUIVALENTS; STOCK PAYMENTS; RESTRICTED STOCK UNITS; PERFORMANCE SHARES; OTHER INCENTIVE AWARDS; LTIP UNITS

8.1 Performance Awards.

(a) The Administrator is authorized to grant Performance Awards to any Eligible Individual. The value of Performance Awards may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator.

(b) Without limiting Section 8.1(a) hereof, the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator.

8.2 Dividend Equivalents.

(a) Subject to Section 8.2(b) hereof, Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Participant and the date such Dividend Equivalents terminate or expire, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to Shares covered by a Performance Award shall only be paid out to the Participant at the same time or times and to the same extent that the vesting conditions, if any, are subsequently satisfied and the Performance Award vests with respect to such Shares.

(b) Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

8.3 Stock Payments. The Administrator is authorized to make one or more Stock Payments to any Eligible Individual. The number or value of Shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Affiliate, determined by the Administrator. Stock Payments may, but are not required to be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

8.4 Restricted Stock Units. The Administrator is authorized to grant Restricted Stock Units to any Eligible Individual. The number and terms and conditions of Restricted Stock Units shall be determined by the Administrator. The Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, in each case, on a specified date or dates or over any period or periods, as determined by the Administrator. The Administrator shall specify, or permit the Participant to elect, the conditions and dates upon which the Shares underlying the Restricted Stock Units shall be issued, which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable and which conditions and dates shall be consistent with the applicable provisions of Section 409A of the Code or an exemption therefrom. On the distribution dates, the Company shall issue to the Participant one unrestricted, fully transferable Share (or the Fair Market Value of one such Share in cash) for each vested and nonforfeitable Restricted Stock Unit.

8.5 Performance Share Awards. Any Eligible individual selected by the Administrator may be granted one or more Performance Share awards which shall be denominated in a number of Shares and the vesting of which may be linked to any one or more of the Performance Criteria, other specific performance criteria (in each case on a specified date or dates or over any period or periods determined by the Administrator) and/or time-vesting or other criteria, as determined by the Administrator.

8.6 Other Incentive Awards. The Administrator is authorized to grant Other Incentive Awards to any Eligible Individual, which Awards may cover Shares or the right to purchase Shares or have a value derived from the value of, or an exercise or conversion privilege at a price related to, or that are otherwise payable in or based on, Shares, shareholder value or shareholder return, in each case, on a specified date or dates or over any period or periods determined by the Administrator. Other Incentive Awards may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Administrator.

8.7 LTIP Units. The Administrator is authorized to grant LTIP Units in such amount and subject to such terms and conditions as may be determined by the Administrator; provided, however, that LTIP Units may only be issued to a Participant for the performance of services to or for the benefit of the Partnership (a) in the Participant's capacity as a partner of the Partnership, (b) in anticipation of the Participant becoming a partner of the Partnership, or (c) as otherwise determined by the Administrator, provided that the LTIP Units are intended to constitute "profits interests" within the meaning of the Code, including, to the extent applicable, Revenue Procedure 93-27, 1993-2 C.B. 343 and Revenue Procedure 2001-43, 2001-2 C.B. 191. The Administrator shall specify the conditions and dates upon which the LTIP Units shall vest and become nonforfeitable. LTIP Units shall be subject to the terms and conditions of the Partnership Agreement and such other restrictions, including restrictions on transferability, as the Administrator may impose. These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Administrator determines at the time of the grant of the Award or thereafter.

8.8 Other Terms and Conditions. All applicable terms and conditions of each Award described in this Article 8, including, without limitation, as applicable, the term, vesting conditions and exercise/purchase price applicable to the Award, shall be set by the Administrator in its sole discretion; provided, however, that the value of the consideration paid by a Participant for an Award shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

8.9 Exercise upon Termination of Service. Awards described in this Article 8 are exercisable or distributable, as applicable, only while the Participant is an Employee, Director or Consultant, as applicable. The Administrator, however, in its sole discretion may provide that such Award may be exercised or distributed subsequent to a Termination of Service as provided under an applicable Program, Award Agreement, payment deferral election and/or in certain events, including without limitation, a Change in Control, the Participant's death, retirement or disability or any other specified Termination of Service.

ARTICLE 9

STOCK APPRECIATION RIGHTS

9.1 Grant of Stock Appreciation Rights.

(a) The Administrator is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan.

(b) A Stock Appreciation Right shall entitle the Participant (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then-exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per Share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Except as described in Section 9.1(c) hereof, the exercise price per Share subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value on the date the Stock Appreciation Right is granted.

(c) Notwithstanding the foregoing provisions of Section 9.1(b) hereof to the contrary, in the case of a Stock Appreciation Right that is a Substitute Award, the price per share of the shares subject to such Stock Appreciation Right may be less than 100% of the Fair Market Value per share on the date of grant; provided, however, that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

9.2 Stock Appreciation Right Vesting.

(a) The Administrator shall determine the period during which the Participant shall vest in a Stock Appreciation Right and have the right to exercise such Stock Appreciation Rights (subject to Section 9.4 hereof) in whole or in part. Such vesting may be based on service with the Company or any Affiliate, any of the Performance Criteria or any other criteria selected by the Administrator. At any time after grant of a Stock Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which the Stock Appreciation Right vests.

(b) No portion of a Stock Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in an applicable Program or Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Right.

9.3 Manner of Exercise. All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the stock administrator of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Participant or other person then-entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance;

(c) In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 9.3 by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right; and

(d) Full payment of the applicable withholding taxes for the Shares with respect to which the Stock Appreciation Rights, or portion thereof, are exercised, in a manner permitted by the Administrator in accordance with Sections 9.1 and 9.2 hereof.

9.4 Stock Appreciation Right Term. The term of each Stock Appreciation Right shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Stock Appreciation Right is granted. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Participant has the right to exercise the vested Stock Appreciation Rights, which time period may not extend beyond the expiration date of the Stock Appreciation Right term. Except as limited by the requirements of Section 409A of the Code, the Administrator may extend the term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Participant, and may amend any other term or condition of such Stock Appreciation Right relating to such a Termination of Service.

ARTICLE 10

ADDITIONAL TERMS OF AWARDS

10.1 Payment. The Administrator shall determine the methods by which payments by any Participant with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Participant has placed a market sell order with a broker with respect to Shares then-issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided, however, that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other form of legal consideration acceptable to the Administrator. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an "executive officer" of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

10.2 Tax Withholding. The Company and its Affiliates shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or an Affiliate, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant's social security, Medicare and any other employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Participant arising in connection with any Award. The Administrator may in its sole discretion and in satisfaction of the foregoing requirement allow a Participant to satisfy such obligations by any payment means described in Section 10.1 hereof, including, without limitation, by allowing such Participant to elect to have the Company or an Affiliate withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

10.3 Transferability of Awards.

(a) Except as otherwise provided in Section 10.3(b) or (c) hereof:

(i) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;

(ii) No Award or interest or right therein shall be subject to the debts, contracts or engagements of the Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed, and any attempted disposition of an Award prior to the satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by clause (i) of this provision; and

(iii) During the lifetime of the Participant, only the Participant may exercise an Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Participant, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Participant's will or under the then-applicable laws of descent and distribution.

(b) Notwithstanding Section 10.3(a) hereof, the Administrator, in its sole discretion, may determine to permit a Participant or a Permitted Transferee of such Participant to transfer an Award other than an Incentive Stock Option (unless such Incentive Stock Option is to become a Non-Qualified Stock Option) to any one or more Permitted Transferees of such Participant, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee (other than to another Permitted Transferee of the applicable Participant) other than by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant (other than the ability to further transfer the Award); and (iii) the Participant (or transferring Permitted Transferee) and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation, documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer. In addition, and further notwithstanding Section 10.3(a) hereof, the Administrator, in its sole discretion, may determine to permit a Participant to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and applicable state law, the Participant is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.

(c) Notwithstanding Section 10.3(a) hereof, a Participant may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant's death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Participant, except to the extent the Plan, the Program and the Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Participant is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a "community property" state, a designation of a person other than the Participant's spouse or domestic partner, as applicable, as his or her beneficiary with respect to more than fifty percent (50%) of the Participant's interest in the Award shall not be effective without the prior written or electronic consent of the Participant's spouse or domestic partner. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant's will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is delivered to the Administrator prior to the Participant's death.

10.4 Conditions to Issuance of Shares.

(a) Notwithstanding anything herein to the contrary, neither the Company nor its Affiliates shall be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel, that the issuance of such Shares is in compliance with Applicable Law, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Participant make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b) All Share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any Share certificate or book entry to reference restrictions applicable to the Shares.

(c) The Administrator shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d) No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.

(e) Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company and/or its Affiliates may, in lieu of delivering to any Participant certificates evidencing Shares issued in connection with any Award, record the issuance of Shares in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

10.5 Forfeiture and Claw-Back Provisions.

(a) Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in the terms of Awards made under the Plan, or to require a Participant to agree by separate written or electronic instrument, that: (i) any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (x) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, (y) the Participant at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (z) the Participant incurs a Termination of Service for cause; and

(b) All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the applicable provisions of any claw-back policy implemented by the Company, whether implemented prior to or after the grant of such Award, including, without limitation, the Company’s Incentive Based Compensation Recoupment Policy or any other claw-back policy adopted to comply with the requirements of Applicable Law.

10.6 Prohibition on Repricing. Subject to Section 12.2 hereof, the Administrator shall not, without the approval of the stockholders of the Company, (a) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Subject to Section 12.2 hereof, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award.

10.7 Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.

10.8 Leave of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder shall be suspended during any unpaid leave of absence. A Participant shall not cease to be considered an Employee, Non-Employee Director or Consultant, as applicable, in the case of any (a) leave of absence approved by the Company, (b) transfer between locations of the Company or between the Company and any of its Affiliates or any successor thereof, or change in status (Employee to Director, Employee to Consultant, etc.), provided that such change does not affect the specific terms applying to the Participant's Award.

10.9 Terms May Vary Between Awards. The terms and conditions of each Award shall be determined by the Administrator in its sole discretion and the Administrator shall have complete flexibility to provide for varied terms and conditions as between any Awards, whether of the same or different Award type and/or whether granted to the same or different Participants (in all cases, subject to the terms and conditions of the Plan).

ARTICLE 11

ADMINISTRATION

11.1 Administrator. The Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and, unless otherwise determined by the Board, shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as a "non-employee director" as defined by Rule 16b-3 of the Exchange Act and an "independent director'' under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, in each case, to the extent required under such provision; provided, however, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 11.1 or otherwise provided in the Company's charter or Bylaws or any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment, Committee members may resign at any time by delivering written or electronic notice to the Board, and vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 11.6 hereof.

11.2 Duties and Powers of Administrator. It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan and all Programs and Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan and any Program as are not inconsistent with the Plan, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement provided that the rights or obligations of the holder of the Award that is the subject of any such Program or Award Agreement are not affected adversely by such amendment, unless the consent of the Participant is obtained or such amendment is otherwise permitted under Section 12.13 hereof. Any such grant or award under the Plan need not be the same with respect to each Participant. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

11.3 Action by the Committee. Unless otherwise established by the Board, in the Company's charter or Bylaws or in any charter of the Committee or as required by Applicable Law or, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. To the greatest extend permitted by Applicable Law, each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company's independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

11.4 Authority of Administrator. Subject to any specific designation in the Plan and Applicable Law, the Administrator has the exclusive power, authority and sole discretion to:

(a) Designate Eligible Individuals to receive Awards;

(b) Determine the type or types of Awards to be granted to each Eligible Individual; Award will relate;

(c) Determine the number of Awards to be granted and the number of Shares to which an award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any performance criteria, any reload provision, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e) Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g) Determine as between the Company, the Partnership and any Subsidiary which entity will make payments with respect to an Award, consistent with applicable securities laws and other Applicable Law;

(h) Decide all other matters that must be determined in connection with an Award;

(i) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(j) Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement; and

(k) Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

11.5 Decisions Binding. The Administrator's interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

11.6 Delegation of Authority. To the extent permitted by Applicable Law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 11; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 11.6 shall serve in such capacity at the pleasure of the Board and the Committee.

ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1 Amendment. Suspension or Termination of the Plan. Except as otherwise provided in this Section 12.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, without approval of the Company's stockholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 12.2 hereof, (i) increase the Share Limit, (ii) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan, or (iii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award in violation of Section 10.6 hereof. Except as provided in Section 12.13 hereof, no amendment, suspension or termination of the Plan shall, without the consent of the Participant, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. In addition, notwithstanding anything herein to the contrary, no ISO shall be granted under the Plan after the tenth (10th) anniversary of the later of either the Effective Date or the date of the approval by the Company’s stockholders of any increase to the Share Limit.

12.2 Changes in Common Stock or Assets of the Company; Acquisition or Liquidation of the Company and Other Corporate Events.

(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company's stock or the share price of the Company's stock other than an Equity Restructuring, the Board may make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, without limitation, adjustments of the Share Limit); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and/or (iv) the grant or exercise price per share for any outstanding Awards under the Plan.

(b) In the event of any transaction or event described in Section 12.2(a) hereof or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in Applicable Law or accounting principles, the Board, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Board determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) To provide for either (A) termination of any such Award in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant's rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 12.2, the Board determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant's rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Board in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Participant's rights had such Award been currently exercisable or payable or fully vested;

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) To make adjustments in the number and type of securities subject to outstanding Awards and Awards which may be granted in the future and/or in the terms, conditions and criteria included in such Awards (including the grant or exercise price, as applicable);

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all securities covered thereby, notwithstanding anything to the contrary in the Plan or an applicable Program or Award Agreement; and

(v) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 12.2(a) and 12.2(b) hereof:

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or

(ii) The Board shall make such equitable adjustments, if any, as the Board in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, without limitation, adjustments to the Share Limit).

The adjustments provided under this Section 12.2(c) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.

(d) Except as may otherwise be provided in any applicable Award Agreement or other written agreement entered into between the Company (or an Affiliate) and a Participant, if a Change in Control occurs and a Participant's outstanding Awards are not continued, converted, assumed, or replaced by the surviving or successor entity in such Change in Control, then immediately prior to the Change in Control such outstanding Awards, to the extent not continued, converted, assumed, or replaced, shall become fully vested and, as applicable, exercisable and shall be deemed exercised immediately prior to the consummation of such transaction, and all forfeiture, repurchase and other restrictions on such Awards shall lapse immediately prior to such transaction. If an Award vests and, as applicable, is exercised in lieu of continuation, conversion, assumption or replacement in connection with a Change in Control, the Administrator shall notify the Participant of such vesting and any applicable deemed exercise, and the Award shall terminate upon the Change in Control. Upon, or in anticipation of, a Change in Control, the Administrator may cause any and all Awards outstanding hereunder to terminate at a specific time in the future, including, without limitation, to the date of such Change in Control, and shall give each Participant the right to exercise such Awards during a period of time as the Administrator, in its sole and absolute discretion, shall determine. For the avoidance of doubt, if the value of an Award that is terminated in connection with this Section 12.2(d) is zero or negative at the time of such Change in Control, such Award shall be terminated upon the Change in Control without payment of consideration therefor.

(e) The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(f) No adjustment or action described in this Section 12.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(l) of the Code. Furthermore, no such adjustment or action shall be authorized with respect to any Award to the extent such adjustment or action would result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act unless the Administrator determines that the Award is not to comply with such exemptive conditions.

(g) The existence of the Plan, any Program, any Award Agreement and/or any Award granted hereunder shall not affect or restrict in any way the right or power of the Company, the stockholders of the Company or any Affiliate to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's or such Affiliate's capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock, the securities of any Affiliate or the rights thereof or which are convertible into or exchangeable for Common Stock or securities of any Affiliate, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(h) No action shall be taken under this Section 12.2 which shall cause an Award to fail to comply with Section 409A of the Code or an exemption therefrom, in either case, to the extent applicable to such Award, unless the Administrator determines any such adjustments to be appropriate.

(i) In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of thirty (30) days prior to the consummation of any such transaction.

12.3 Approval of Plan by Stockholders. The Plan shall be submitted for the approval of the Company's stockholders within twelve (12) months after the date of the Board's initial adoption of the Plan. Awards may be granted or awarded prior to such stockholder approval; provided, however, that such Awards shall not be exercisable, shall not vest and the restrictions thereon shall not lapse and no Shares shall be issued pursuant thereto prior to the time when the Plan is approved by the Company's stockholders, and provided, further, that if such approval has not been obtained at the end of such twelve (12)-month period, all such Awards previously granted or awarded under the Plan shall thereupon be canceled and become null and void.

12.4 No Stockholders Rights. Except as otherwise provided herein or in an applicable Program or Award Agreement, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record owner of such Shares.

12.5 Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

12.6 Section 83(b) Election. No Participant may make an election under Section 83(b) of the Code with respect to any Award under the Plan without the consent of the Administrator, which the Administrator may grant (prospectively or retroactively) or withhold in its sole discretion. If, with the consent of the Administrator, a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

12.7 Grant of Awards to Certain Employees or Consultants. The Company, the Partnership or any Subsidiary may provide through the establishment of a formal written policy (which shall be deemed a part of this Plan) or otherwise for the method by which Shares or other securities of the Company or the Partnership may be issued and by which such Shares or other securities and/or payment therefor may be exchanged or contributed among such entities, or may be returned upon any forfeiture of Shares or other securities by the Participant.

12.8 REIT Status. The Plan shall be interpreted and construed in a manner consistent with the Company's status as a REIT. No Award shall be granted or awarded, and with respect to any Award granted under the Plan, such Award shall not vest, be exercisable or be settled:

(a) to the extent that the grant, vesting, exercise or settlement of such Award could cause the Participant or any other person to be in violation of the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit (each as defined in the Company's charter, as amended from time to time); or

(b) if, in the discretion of the Administrator, the grant, vesting, exercise or settlement of such award could impair the Company's status as a REIT.

12.9 Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Affiliate. Nothing in the Plan shall be construed to limit the right of the Company or any Affiliate: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Affiliate or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

12.10 Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan, the issuance and delivery of Shares and LTIP Units and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such Applicable Law.

12.11 Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

12.12 Governing Law. The Plan and any Programs or Award Agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Maryland without regard to conflicts of laws thereof.

12.13 Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Plan, any applicable Program and the Award Agreement covering such Award shall be interpreted in accordance with Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, in the event that, following the Effective Date, the Administrator determines that any Award may be subject to Section 409A of the Code, the Administrator may adopt such amendments to the Plan, any applicable Program and the Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to avoid the imposition of taxes on the Award under Section 409A of the Code, either through compliance with the requirements of Section 409A of the Code or with an available exemption therefrom.

12.14 No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Participants or any other persons uniformly.

12.15 Unfunded Status of Awards. The Plan is intended to be an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate.

12.16 Indemnification. To the extent allowable pursuant to Applicable Law and the Company's charter and Bylaws, each member of the Board and any officer or other employee to whom authority to administer any component of the Plan is delegated shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided, however, that he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company's charter or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

12.17 Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

12.18 Expenses. The expenses of administering the Plan shall be borne by the Company and its Affiliates.

2025

# YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

**Vote by Internet, Smartphone or Tablet – QUICK ★★★ EASY IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail**

# PLYMOUTH INDUSTRIAL REIT, INC.

**Your Mobile or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on June 11, 2025.**

**INTERNET**
**www.cstproxyvote.com**
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

**MOBILE VOTING**
On your Smartphone/Tablet, open the QR Reader and scan the below image. Once the voting site is displayed, enter your Control Number from the proxy card and vote your shares.

**PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.**

**MAIL –** Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

**PROXY**

Please mark your votes like this **X**

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 4 AND 5, AND FOR "1 YEAR" ON PROPOSAL 3.**

1. Election of Directors

(1) Philip S. Cottone
(2) Richard J. DeAgazio
(3) David G. Gaw
(4) John W. Guinee
(5) Caitlin Murphy
(6) Robert O. Stephenson
(7) Pendleton P. White, Jr.
(8) Jeffrey E. Witherell

| **FOR** all Nominees listed to the left | **WITHHOLD AUTHORITY** to vote (except as marked to the contrary for all nominees listed to the left) |
|---|---|
| ☐ | ☐ |

**(Instruction: To withhold authority to vote for any individual nominee strike a line through that nominee's name in the list above.)**

| | FOR | AGAINST | ABSTAIN |
|---|---|---|---|
| 2. Advisory vote regarding the approval of compensation paid to our executive officers. | ☐ | ☐ | ☐ |

| | 3 YEARS | 2 YEARS | 1 YEAR | ABSTAIN |
|---|---|---|---|---|
| 3. Advisory vote on the frequency of future advisory votes on executive compensation. | ☐ | ☐ | ☐ | ☐ |

CONTROL NUMBER

Signature____________________ Signature, if held jointly____________________ Date__________, 2025

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

2025

## This notice of meeting and the accompanying proxy statement are available at https://www.cstproxy.com/plymouthreit/2025

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

**PROXY**

**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS**

# PLYMOUTH INDUSTRIAL REIT, INC.

The undersigned appoints Anne A. Hayward, as proxy, with the power to appoint her substitute, and authorizes her to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Plymouth Industrial REIT, Inc., held of record by the undersigned at the close of business of April 23, 2025 at the Annual Meeting of Stockholders of Plymouth Industrial REIT, Inc. to be held on June 12, 2025, or at any adjournment thereof.

**THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE EIGHT NOMINEES TO THE BOARD OF DIRECTORS, IN FAVOR OF PROPOSAL 2, IN FAVOR OF "ONE YEAR" ON PROPOSAL 3, IN FAVOR OF PROPOSALS 4 AND 5, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.**

**(To be marked, dated and signed, on the other side)**